UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.                 )

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☒	Definitive proxy statement.

☐	Definitive additional materials.

☐	Soliciting material pursuant to §240.14a-12

CONTANGO OIL & GAS COMPANY

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CONTANGO OIL & GAS COMPANY

3700 Buffalo Speedway, Suite 960

Houston, Texas 77098

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

NOVEMBER 19, 2009

Dear Stockholder:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of Contango Oil & Gas Company, which will be held at 3700 Buffalo Speedway, Second Floor, Houston, Texas 77098, on Thursday, November 19, 2009 at 9:00 a.m., Central Time.

Important Notice Regarding the Availability of Proxy Materials

For the Annual Meeting of Stockholders to be held on November 19, 2009

The Notice of Annual Meeting of Stockholders, our Proxy Statement and our Annual Report

are available at http://www.contango.com/investor/proxy

At the Annual Meeting you will be asked to vote on the following matters:

(1)	To elect our board of directors to serve until the annual meeting of stockholders in 2010;
(2)	To ratify the appointment of Grant Thornton LLP as the independent auditors of the Company for the fiscal year ending June 30, 2010;
(3)	To approve the Contango Oil & Gas Company Annual Incentive Plan;
(4)	To approve the Contango Oil & Gas Company 2009 Equity Compensation Plan; and (5) To conduct any other business that is properly raised at the Annual Meeting.

Stockholders who owned shares of Contango Oil & Gas Company’s common stock, par value $0.04 per share, at the close of business on October 1, 2009 are entitled to receive notice of and to attend and vote at the meeting.

As a stockholder of Contango Oil & Gas Company, you have the right to vote on the proposals listed above. Please read the Proxy Statement carefully because it contains important information for you to consider when deciding how to vote. Your vote is important.

You have three options in submitting your vote prior to the Annual Meeting date:

(1)	You may sign and return the enclosed proxy card in the accompanying envelope;
(2)	You may vote over the Internet at the address shown on your proxy card; or
(3)	You may vote by Telephone using the phone number shown on your proxy card.

Whether or not you plan to attend the Annual Meeting in person, please date, sign and return the enclosed proxy card promptly or vote over the Telephone or Internet. A postage-paid return envelope is enclosed for your convenience. If you decide to attend the Annual Meeting, you can, if you wish, revoke your proxy and vote in person. If you have any questions, please contact us through our Website at www.contango.com, send us an e-mail at contango@contango.com or write us at 3700 Buffalo Speedway, Suite 960, Houston, Texas 77098.

By order of the Board of Directors,

/S/ KENNETH R. PEAK
Kenneth R. Peak
Chairman, Chief Executive Officer and Chief Financial Officer

Houston, Texas

October 9, 2009

CONTANGO OIL & GAS COMPANY

3700 Buffalo Speedway, Suite 960

Houston, Texas 77098

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

NOVEMBER 19, 2009

To our Stockholders:

The board of directors (the “Board”) of Contango Oil & Gas Company, a Delaware corporation (the “Company” or “Contango”), is furnishing you with this Proxy Statement in connection with its solicitation of your proxy, in the form enclosed, for use at the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 3700 Buffalo Speedway, Second Floor, Houston, Texas 77098, on Thursday, November 19, 2009 at 9:00 a.m., Central Time, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

We are distributing this Proxy Statement to you on or about October 19, 2009, together with the accompanying proxy card and the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2009.

We cordially invite you to attend the Annual Meeting. Whether or not you plan to attend, please complete, date and sign the proxy card and return it promptly in the return envelope provided, or you may vote over the Telephone or Internet by following the instructions on the proxy card or other enclosed proxy material.

QUESTIONS AND ANSWERS

1.	Q: Who is asking for my proxy?

A:	Your proxy is being solicited by our Board for use at our Annual Meeting. Our directors, officers or employees may also solicit proxies on behalf of our Board, in person or by telephone, facsimile, mail or e-mail. If our directors, officers or employees solicit proxies, they will not be specially compensated. Contango will pay all costs and expenses of this proxy solicitation.

2.	Q. What are stockholders being asked to vote on?

A:	At our Annual Meeting, stockholders will be asked to vote:

•	To elect our Board of Directors to serve until the annual meeting of stockholders in 2010;

•	To ratify the appointment of Grant Thornton LLP as the independent auditors of the Company for the fiscal year ending June 30, 2010;

•	To approve the Contango Oil & Gas Company Annual Incentive Plan;

•	To approve the Contango Oil & Gas Company 2009 Equity Compensation Plan; and

•	On any other matter that may properly come before the Annual Meeting or any adjournment of the Annual Meeting.

3.	Q. Who is entitled to vote?

A:	The record of stockholders entitled to vote at the Annual Meeting was taken at the close of business on October 1, 2009 (the “Record Date”). As of the Record Date, the Company had outstanding 15,828,980 shares of common stock, par value $0.04 per share (the “Common Stock”).

4.	Q: How many shares may vote at the Annual Meeting?

A:	Each record holder of Common Stock is entitled to one vote per share of Common Stock owned on the Record Date.

5.	Q: How do I vote my shares?

A:	A proxy card is included with the proxy materials being sent to you. The proxy card allows you to specify how you want your shares voted as to each proposal listed. The proxy card provides space for you to:

•	Vote for, or withhold authority to vote for, each nominee for director;

•	Vote for or against, or abstain from voting on, the ratification of the appointment of Grant Thornton LLP as independent public accountants for the fiscal year ending June 30, 2010;

•	Vote for or against, or abstain from voting on, approving the Contango Oil & Gas Company Annual Incentive Plan; and

•	Vote for or against, or abstain from voting on, approving the Contango Oil & Gas Company 2009 Equity Compensation Plan.

If the proxy card is properly signed and returned to us, shares covered by the proxy card will be voted in accordance with the directions you specify on the card. The person named as proxy on the proxy card is Kenneth R. Peak, the Company’s Chairman, Chief Executive Officer and Chief Financial Officer. Any stockholder who wishes to name a different person as his or her proxy may do so by crossing out Mr. Peak’s name and inserting the name of another person to act as his or her proxy. In such a case, the stockholder would have to sign the proxy card and deliver it to the person named as his or her proxy, and that person would have to be present and vote at the Annual Meeting. Any proxy card so marked should not be mailed to the Company.

If you return a signed proxy card without having specified any choices, Mr. Peak, named as proxy, will vote the shares represented at the Annual Meeting and any adjournment thereof as follows:

•	FOR the election of each nominee for director;

•	FOR ratification of the appointment of Grant Thornton LLP as independent public accountants for the fiscal year ending June 30, 2010;

•	FOR approval of the Contango Oil & Gas Company Annual Incentive Plan;

•	FOR approval of the Contango Oil & Gas Company 2009 Equity Compensation Plan; and

•	At the discretion of Mr. Peak, as proxy, on any other matter that may properly come before the Annual Meeting or any adjournment of the Annual Meeting.

6.	Q: How does the Board recommend I vote?

A:	The Board unanimously recommends that you vote “FOR” each of the matters to be voted on at the Annual Meeting.

Our executive officers and directors who own shares of Common Stock have advised us that they intend to vote their shares in favor of the proposals presented in this Proxy Statement. As of the Record Date, executive officers and directors collectively beneficially owned or had voting control over 3,977,059 shares of Common Stock, representing approximately 24% of the total shares entitled to vote. See “Security Ownership of Certain Beneficial Owners and Management”.

7.	Q: What vote is required?

A:	All proposals will require an affirmative vote of a majority of the shares present in person or by proxy and voting at the Annual Meeting.

8.	Q: What is a “quorum”?

A:	Presence at the Annual Meeting, in person or by proxy, of holders of a majority of the votes entitled to be cast by all record holders of the Company’s Common Stock will constitute a quorum for the transaction of business. If a quorum is not present, the Annual Meeting may be adjourned from time to time until a quorum is obtained.

9.	Q: What is the effect of an abstention or a broker non-vote?

A:	Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. A broker non-vote occurs when a nominee holding shares of the Company’s Common Stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders as a vote against, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

10.	Q: What does it mean if I receive more than one proxy card?

A:	If your shares are registered differently or in more than one account, you will receive more than one proxy card. Sign and return all proxy cards to ensure that all your shares are voted.

11.	Q: Can I revoke my proxy?

A:	You may revoke your proxy at any time before it is exercised at the Annual Meeting by filing with or transmitting to our corporate secretary either a notice of revocation or a properly created proxy bearing a later date. You also may attend the Annual Meeting and revoke your proxy by voting your shares in person.

12.	Q: How will the Company solicit proxies?

A:	Proxies may be solicited in person, by telephone, facsimile, mail or e-mail by directors, officers and employees of the Company without additional compensation. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to stockholders.

13.	Q: How can a stockholder communicate with the Company’s independent directors?

A:	The Audit Committee is authorized to receive communications from stockholders. Mail should be addressed to the independent directors in care of the Chairman of the Audit Committee, Contango Oil & Gas Company, 3700 Buffalo Speedway, Suite 960, Houston, Texas 77098. Mail will not be opened but will be forwarded to the Chairman of the Audit Committee or the named independent director. Mail addressed to the Board of Directors will be delivered to Kenneth R. Peak, Chairman, Chief Executive Officer and Chief Financial Officer. Mr. Peak is not an independent director.

PROPOSAL 1

ELECTION OF DIRECTORS

At the Annual Meeting, we will present the nominees named below and recommend that they be elected to serve as directors until the next annual stockholders meeting or until their successors are duly elected and qualified. Each nominee has consented to being named in this Proxy Statement and to serve if elected.

Your proxy will be voted for the election of the five nominees named below unless you give instructions to the contrary. Your proxy cannot be voted for a greater number of persons than the number of nominees named.

Nominees

Presented below is a description of certain biographical information, occupations and business experience for the past five years of each person nominated to become a director. Five directors are to be elected at the Annual Meeting. All nominees are current directors standing for reelection to the Board. If any nominee should become unavailable for election, your proxy may be voted for a substitute nominee selected by the Board, or the Board’s size may be reduced accordingly. The Board is unaware of any circumstances likely to render any nominee unavailable. Directors of the Company hold office until the next annual stockholders meeting, until successors are elected and qualified or until their earlier resignation or removal.

The Company does not have a standing nominating committee or nominating committee charter. Instead, the Board has adopted, by Board resolution, a process of nominating directors wherein nominees must be selected, or recommended for the Board’s selection, by a majority of independent directors as defined in Section 803(A) of the NYSE Amex listing standards. The Board believes that the independent members of the Board can satisfactorily carry out the responsibility of properly selecting or approving nominees for the Board without the formation of a standing nominating committee. Each Board member other than Kenneth R. Peak is an independent director. The Board will also consider nominees recommended by stockholders. The Company’s Bylaws contain provisions which address the process by which a stockholder may nominate an individual to stand for election to the Board of Directors at our Annual Meeting of Stockholders. The procedures include a requirement that notices regarding a person’s nomination be received in writing from the stockholder and by the Company’s Secretary not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. Moreover, the notice must include such nominee’s written consent to be named in the Company’s proxy statement and to serve if elected. Minimum qualifications include extensive entrepreneurial experience and a solid understanding of financial statements. Each nominee below has been recommended by the Board.

Name	Age	Position	Director Since
Kenneth R. Peak	64	Chairman, Chief Executive Officer and Chief Financial Officer	1999
B.A. Berilgen	61	Director	2007
Jay D. Brehmer	44	Director	2000
Charles M. Reimer	65	Director	2005
Steven L. Schoonover	64	Director	2005

Kenneth R. Peak. Mr. Peak is the founder and has been Chairman, Chief Executive Officer and Chief Financial Officer of Contango since its formation in September 1999. Mr. Peak entered the energy industry in 1972 as a commercial banker and held a variety of financial and executive positions in the oil and gas industry prior to starting Contango in 1999. Mr. Peak served as an officer in the U.S. Navy from 1968 to 1971. Mr. Peak received a BS in physics from Ohio University in 1967, and an MBA from

Columbia University in 1972. He currently serves as a director of Patterson-UTI Energy, Inc., a provider of onshore contract drilling services to exploration and production companies in North America.

B.A. Berilgen. Mr. Berilgen was appointed a director of Contango in July 2007. Mr. Berilgen has served in a variety of senior positions during his 39 year career. Most recently, he became Chief Executive Officer of Patara Oil & Gas LLC in April 2008. Prior to that he was Chairman, Chief Executive Officer and President of Rosetta Resources Inc., a company he founded in June 2005, until his resignation in July 2007, and then he was an independent consultant from July 2007 through April 2008. Mr. Berilgen was also previously the Executive Vice President of Calpine Corp. and President of Calpine Natural Gas L.P. from October 1999 through June 2005. In June 1997, Mr. Berilgen joined Sheridan Energy, a public oil and gas company, as its President and Chief Executive Officer. Mr. Berilgen attended the University of Oklahoma, receiving a B.S. in Petroleum Engineering in 1970 and a M.S. in Industrial Engineering / Management Science.

Jay D. Brehmer. Mr. Brehmer has been a director of Contango since October 2000. Mr. Brehmer is a co-founding partner of Southplace, LLC, a provider of private-company middle-market corporate finance advisory services. Mr. Brehmer founded Southplace, LLC in November 2002. In August 2004, Mr. Brehmer became Managing Director of Houston Capital Advisors LP, a boutique financial advisory, merger and acquisition investment bank, while still retaining his membership in Southplace, LLC. Mr. Brehmer resigned from Houston Capital Advisors LP in January 2008 and is currently associated with Southplace, LLC in a full-time capacity. From May 1998 until November 2002, Mr. Brehmer was responsible for structured-finance energy related transactions at Aquila Energy Capital Corporation. Prior to joining Aquila, Mr. Brehmer founded Capital Financial Services, which provided mid-cap companies with strategic merger and acquisition advice coupled with prudent financial capitalization structures. Mr. Brehmer holds a BBA from Drake University in Des Moines, Iowa.

Charles M. Reimer. Mr. Reimer was elected a director of Contango in November 2005. Mr. Reimer is President of Freeport LNG Development, L.P., and has experience in exploration, production, liquefied natural gas (“LNG”) and business development ventures, both domestically and abroad. From 1986 until 1998, Mr. Reimer served as the senior executive responsible for the VICO joint venture that operated in Indonesia, and provided LNG technical support to P. T. Badak. Additionally, during these years he served, along with Pertamina executives, on the board of directors of the P.T. Badak LNG plant in Bontang, Indonesia. Mr. Reimer began his career with Exxon Company USA in 1967 and held various professional and management positions in Texas and Louisiana. Mr. Reimer was named President of Phoenix Resources Company in 1985 and relocated to Cairo, Egypt, to begin eight years of international assignments in both Egypt and Indonesia. Prior to joining Freeport LNG Development, L.P. in December 2002, Mr. Reimer was President and Chief Executive Officer of Cheniere Energy, Inc.

Steven L. Schoonover. Mr. Schoonover was elected a director of Contango in November 2005. Mr. Schoonover was most recently Chief Executive Officer of Cellxion, L.L.C., a company he founded in September 1996 and sold in September 2007, which specialized in construction and installation of telecommunication buildings and towers, as well as the installation of high-tech telecommunication equipment. Since the sale in September 2007, Mr. Schoonover continues to serve as a consultant to the current management team of Cellxion, L.L.C. From 1990 until its sale in November 1997 to Telephone Data Systems, Inc., Mr. Schoonover served as President of Blue Ridge Cellular, Inc., a full-service cellular telephone company he co-founded. From 1983 to 1996, he served in various positions, including President and Chief Executive Officer, with Fibrebond Corporation, a construction firm involved in cellular telecommunications buildings, site development and tower construction. Mr. Schoonover has been awarded, on two occasions with two different companies, Entrepreneur of the Year, sponsored by Ernst & Young, Inc Magazine and USA Today. Mr. Schoonover graduated from Ohio University in 1967 with a BFA in Communications for Organizations and received his Juris Doctor from Creighton University in 1972. He is currently a member of the Texas Bar.

All directors and nominees for director of the Company are United States citizens. There are no family relationships between any of our directors or executive officers.

CORPORATE GOVERNANCE

We believe that good corporate governance is important to assure that the Company is managed for the long term benefit of its stockholders. The Board and management are committed to good business practices, transparency in financial reporting and the highest level of corporate governance and ethics. During the past year, the Board has reviewed existing corporate governance policies and practices of other public companies. It has specifically reviewed the provisions of the Sarbanes-Oxley Act of 2002, the rules of the Securities and Exchange Commission (“SEC”) and the NYSE Amex listing standards and rules.

The Board has reaffirmed existing policies and initiated actions adopting policies consistent with new rules and listing standards. In particular, we have:

•	A majority of independent directors.

•	An Audit Committee consisting solely of independent directors.

•	Adopted a formal Audit Committee Charter in May 2000, a copy of which is available on the Company’s website at www.contango.com, which is reviewed annually by the Audit Committee.

•	An Audit Committee empowered to engage independent auditors.

•	Provided the Audit Committee with access to independent auditors, legal counsel and all management and employee levels.

•	Established executive sessions for the Board of Directors consisting exclusively of independent directors.

•

Adopted a Code of Ethics that satisfies the definition of “code of ethics” under the rules and regulations of the SEC, a copy of which is available on the Company’s website. The Code of Ethics applies to all of the Company’s employees, including its principal executive officer and principal financial officer, and controller.

•	Adopted a formal whistleblower protection policy.

•	Adopted a formal process for stockholders to communicate with the independent directors.

•	Expanded disclosures regarding critical accounting policies.

•	Determined chief executives officer’s compensation by the independent directors.

•	No history of personal loans to officers and directors.

•	Taken appropriate Board and management action to achieve timely compliance with Section 404 of the Sarbanes-Oxley Act of 2002 regarding controls and procedures over financial reporting.

Board Operations and Organization

Mission Statement. The Company’s primary objective is to maximize stockholder value, while at all times observing the highest ethical standards. The Company will pursue this objective through participation in the energy industry.

Corporate Authority & Responsibility. All corporate authority resides in the Board, as the representative of the stockholders. Authority is delegated to management by the Board in order to implement the Company’s mission. Such delegated authority includes the authorization of spending limits and the authority to hire employees and terminate their services. The independent members of the

Board retain responsibility for selection, evaluation and the determination of compensation of the chief executive officer of the Company, oversight of the succession plan, approval of the annual budget, assurance of adequate systems, procedures and controls, and all matters of corporate governance. Each Board member other than Mr. Peak is independent. Additionally, the Board provides advice and counsel to senior management.

Compensation of Directors. During the fiscal year ended June 30, 2009, each outside director received a quarterly retainer of $8,000 payable in cash, and an annual retainer of $36,000 payable in Common Stock of the Company valued as of the day immediately preceding the date of the annual stockholder meeting (subject to rounding up or down such that the number of shares issued to each Director is evenly divisible by two). One-half of the shares vested immediately and one-half vest one year thereafter. The Chairman of the Audit Committee received an additional quarterly retainer of $3,000 payable in cash. Each outside director also received a $1,000 cash payment for each Board meeting and separately scheduled Audit Committee meeting attended.

For the fiscal year ending June 30, 2010, each outside director will receive a quarterly retainer of $20,000 payable in cash, with no stock option or common stock grants. There will be no additional payments for meetings attended or for acting as chairman of a committee. Compensation of directors is determined exclusively by Mr. Peak, after comparing the compensation of directors at our peer group of companies.

Director Compensation Table. The following table sets forth the compensation paid by the Company to non-employee directors for the fiscal year ended June 30, 2009:

Name(1)	Fees earned or paid in cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)	Total ($)
B.A. Berilgen	$40,000	$36,050	$—	$—	$—	$—	$76,050
Jay D. Brehmer	$56,000	$36,050	$7,458	$—	$—	$—	$99,508
Charles M. Reimer	$44,000	$36,050	$4,972	$—	$—	$—	$85,022
Steven L. Schoonover	$44,000	$36,050	$4,972	$—	$—	$—	$85,022

(1)	Kenneth R. Peak, the Company’s Chairman and Chief Executive Officer, is not included in this table as he is an employee of the Company. The compensation he received as an employee of the Company is shown in the Summary Compensation Table.
(2)	Includes fees earned in fiscal year 2009 but paid in fiscal year 2010.
(3)	The amounts shown represent expense recognized in the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009 (“2009 Consolidated Financial Statements”) related to restricted stock awards in the current fiscal year, in accordance with Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“SFAS 123R”), for restricted stock awards granted to non-employee directors during fiscal year 2009, excluding any assumptions for future forfeitures. There were no actual forfeitures of non-employee director restricted stock awards in fiscal year 2009 and all other assumptions used to calculate the expense amounts shown above are set forth in Note 14 to the 2009 Consolidated Financial Statements. One-half of the shares granted vested immediately on the date of grant and one-half vest one year thereafter. Of the $36,050 in stock awards for each non-employee director, $18,005 was the grant date fair value of the 828 shares of restricted stock granted in fiscal year 2008 that vested in fiscal year 2009, and $18,045 was the grant date fair value of the 772 shares of restricted stock granted in fiscal year 2009 that vested in fiscal year 2009.

(4)	The amounts shown represent expense recognized in the 2009 Consolidated Financial Statements that relate to option awards granted in prior fiscal years, in accordance with SFAS 123R, excluding any assumption for future forfeitures. No option awards were granted to non-employee directors during fiscal year 2009. There were no actual forfeitures of non-employee director stock options in fiscal year 2009. The assumptions used to calculate the expense amounts shown for stock options granted in fiscal year 2009 are set forth in Note 14 to the 2009 Consolidated Financial Statements.
(5)	The Company has no deferred compensation plan.

Board Size. In general, smaller to mid-size boards are more cohesive, work better together and tend to be more effective monitors than larger boards. Our Bylaws currently provide for at least three and not more than seven directors.

Annual Election of Directors. In order to create greater alignment between the Board’s and our stockholders’ interests and to promote greater accountability to the stockholders, directors are elected annually.

Meetings. Our Board has meetings as necessary. During the fiscal year ended June 30, 2009, the Board held eight meetings. During the fiscal year ended June 30, 2009, the Board passed resolutions by unanimous written consent on two occasions. All of our Board members attended 100% of all Board and applicable committee meetings. During fiscal year 2008, the Company had six directors, five of which were present at the 2008 annual meeting. The one director who was not nominated for re-election did not attend the 2008 annual meeting.

Committee Structure. It is the general policy of the Company that the Board as a whole will consider all major decisions. The committee structure of the Board is limited to the Audit Committee and the Equity and CEO Compensation Committee. The Board may form other committees as it determines appropriate.

Audit Committee. The Audit Committee was established by the Board for the purpose of overseeing the accounting and financial reporting processes of the Company and audits of the financial statements of the Company. The Audit Committee recommends the appointment of independent public accountants to conduct audits of our financial statements, reviews with the accountants the plan and results of the auditing engagement, approves other professional services provided by the accountants and evaluates the independence of the accountants. The Audit Committee also reviews the scope and adequacy of our system of internal controls and procedures over financial reporting. Members of the Audit Committee are Messrs. Brehmer (Audit Committee Chairman), Reimer and Schoonover. Each member of the Audit Committee is independent, as independence for audit committee members is defined in the NYSE Amex listing standards. The Audit Committee met formally four times during the fiscal year ended June 30, 2009. The Board has determined that Mr. Brehmer is an “audit committee financial expert” as defined by the rules of the SEC.

Equity and CEO Compensation Committee. The Equity and CEO Compensation Committee was created by the Board on September 15, 2009 for the purpose of administering the Contango Oil & Gas Company Annual Incentive Plan (the “Incentive Plan”) and the Contango Oil & Gas Company 2009 Equity Compensation Plan (the “Equity Plan”), both subject to stockholder approval. The Equity and CEO Compensation Committee determines which executive officers will be eligible for incentive awards under the Incentive Plan for each fiscal year, approves the goals of such executive officer for the upcoming fiscal year, and determines the maximum incentive award for each executive officer eligible for an award for the upcoming fiscal year. Additionally, the Equity and CEO Compensation Committee determines which executive officers and other employees may receive stock options, stock units, stock awards, stock appreciative rights and other stock based awards and the amounts of such stock based awards. Members of the Equity and CEO Compensation Committee are Messrs. Schoonover (Committee Chairman), Berilgen, Brehmer and Reimer. Each member of the Equity and CEO Compensation Committee is an “outside director” as defined under section 162(m) of the Internal Revenue Code of 1986, as amended.

More information about the Company’s corporate governance practices and procedures is available on the Company’s website at www.contango.com.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE FIVE

NOMINEES AS DIRECTORS OF CONTANGO, TO SERVE UNTIL THE NEXT

ANNUAL MEETING OF STOCKHOLDERS OR UNTIL THEIR SUCCESSORS

ARE DULY ELECTED AND QUALIFIED.

PROPOSAL 2

RATIFICATION OF THE SELECTION OF OUR AUDITORS

The Board has appointed Grant Thornton LLP, independent public accountants, for the examination of the accounts and audit of our financial statements for the fiscal year ending June 30, 2010. Grant Thornton LLP also served in such capacity for the fiscal year ended June 30, 2009. At the Annual Meeting, the Board will present a proposal to the stockholders to approve and ratify the engagement of Grant Thornton LLP. The Board expects that representatives of Grant Thornton LLP will be present and will have the opportunity to make a statement, if they desire, and to respond to appropriate questions. The Audit Committee will consider the failure to ratify its selection of Grant Thornton LLP as independent public accountants as a direction to select other auditors for the fiscal year ending June 30, 2010.

Fees

Aggregate fees for professional services rendered to us by Grant Thornton LLP for the years ended June 30, 2009 and 2008 were:

	Year Ended June 30,
Category of Service	2009	2008
Audit Fees	$267,342	$259,528
Audit-Related Fees	—	148,617
Tax Fees	151,455	148,660
All Other	—	—

	$418,797	$556,805

The Audit Fees for the years ended June 30, 2009 and 2008 were for professional services rendered in connection with the audit of the Company’s consolidated financial statements, statutory and subsidiary audits, issuance of consents, assistance with and review of documents filed with the SEC, and the audits of management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the effectiveness of the Company’s internal control over financial reporting.

Audit-Related Fees for the year ended June 30, 2008 were for professional services rendered in connection with issuance of consents and assistance with and review of documents filed with the SEC related to the various asset sales by the Company during the year and the potential spin-off by the Company of a subsidiary.

Tax Fees for the years ended June 30, 2009 and 2008 were for services related to tax compliance, including the preparation of tax returns and claims for refund; and tax planning and tax advice, including assistance with tax audits, tax advice related to property sales, and technical advice from tax authorities.

Grant Thornton LLP did not provide to us any financial information systems design or implementation services during years ended June 30, 2009 and 2008.

Audit Committee Pre-Approval Policies and Procedures

All of the 2009 audit and non-audit services provided by Grant Thornton LLP were pre-approved by the Audit Committee. The non-audit services which were pre-approved by the Audit Committee were also reviewed to ensure compatibility with maintaining the accounting firm’s independence.

The Audit Committee has established pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the Audit Committee selects and appoints outside auditors, considers the independence and effectiveness of the outside auditors, approves the fees and other compensation to be paid to the outside auditors and is responsible for oversight of the outside auditors and reviews any revisions to the estimates of audit and non-audit fees initially approved. The Audit Committee receives the written disclosures required by generally accepted auditing standards. The Audit Committee annually requires the outside auditors to provide the Audit Committee with a written statement delineating all relationships between the outside auditors and the Company. The Audit Committee actively engages in a dialogue with the outside auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditors. The Audit Committee recommends that the Board of Directors take appropriate action in response to the outside auditors’ report to satisfy itself of the outside auditors’ independence. The scope of services and fees are required to be compatible with the maintenance of the accounting firm’s independence, including compliance with SEC rules and regulations.

The Audit Committee, as permitted by its pre-approval policy, from time to time delegates the approval of certain permitted services or classes of services to a member of the Audit Committee. The Audit Committee then reviews the delegate’s pre-approval decisions on an annual basis.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE

SELECTION OF GRANT THORNTON LLP AS INDEPENDENT PUBLIC ACCOUNTANTS.

PROPOSAL 3

APPROVAL OF THE CONTANGO OIL & GAS COMPANY

ANNUAL INCENTIVE PLAN

On September 15, 2009, the Board adopted the Contango Oil & Gas Company Annual Incentive Plan (the “Incentive Plan”), subject to stockholder approval so that incentive awards under the Incentive Plan may qualify for the performance-based compensation exemption under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Incentive Plan provides for the award of incentive awards to eligible employees based on their achievement of certain preset performance objectives. The Board believes that the Incentive Plan furthers our compensation structure and strategy and encourages results-oriented actions on the part of our eligible employees. The Board believes that our interests, as well as the interests of our stockholders, will be advanced if we have the ability to structure incentive awards under the Incentive Plan that qualify for the exemption from the $1.0 million deduction limitation under Section 162(m) of the Code. Only senior executive employees are eligible to participate in the Incentive Plan. If our stockholders approve this proposal, we will have the ability to provide performance-based incentive awards to our senior executives under the Incentive Plan that will meet the requirements of Section 162(m) of the Code. Section 162(m) permits us to deduct “qualified performance-based compensation” in excess of $1.0 million in any taxable year to our Chief Executive Officer and certain of our other senior executive officers, if, among other things, the material terms of the performance-based compensation have been approved by our stockholders. If stockholders do not approve this proposal, no incentive awards under the Incentive Plan that were conditioned on the stockholder approval of the Incentive Plan will be paid.

The material terms of the Incentive Plan are summarized below. A copy of the Incentive Plan is attached to this Proxy Statement as Exhibit A. This summary of the Incentive Plan is not intended to be a complete description of the Incentive Plan and is qualified in its entirety by the text of the Incentive Plan, to which reference is made.

Material Features of the Incentive Plan

Types of Awards. The Incentive Plan provides that incentive awards may be granted that qualify as qualified performance-based compensation under Section 162(m) of the Code. If the stockholders do not approve the Incentive Plan, no incentive awards may be issued under the Incentive Plan that would be exempt from the $1.0 million deduction limitation under Section 162(m) of the Code. Incentive awards payable under the Incentive Plan are paid in cash, Company stock or stock units.

Administration. The Incentive Plan is administered by the Equity and CEO Compensation Committee (the “Committee”). As such, the Committee has the power and authority to take all actions and make all determinations which it deems necessary to effectuate, administer and interpret the Incentive Plan. The Committee has the power and authority to extend, amend, modify and terminate the Incentive Plan at any time; however, the Committee does not have the power to amend or modify any provision of the Incentive Plan without stockholder approval in a manner that would affect the terms of the Incentive Plan applicable to any incentive award intended to constitute qualified performance-based compensation under Section 162(m) of the Code, if stockholder approval is required under Section 162(m) of the Code. As administrator of the Incentive Plan, the Committee’s authority includes, without limitation, the right to select participants, to determine each participant’s minimum, maximum and target incentive award amounts, to determine the time or times of paying incentive awards, to establish and approve corporate and individual performance goals and the relative weightings of the goals, to approve incentive awards under the Incentive Plan, to decide the facts in any case arising under the Incentive Plan and to make all other determinations, including factual determinations, and to take all other actions necessary or appropriate for the proper administration of the Incentive Plan.

Eligibility and Participation. Our senior executive employees are eligible to participate in the Incentive Plan for each fiscal year or portion thereof, unless excluded from participation by the Committee. As soon as practicable, but no later than ninety days after the beginning of the performance period, the Committee will determine the senior executive employees who will be participants for the performance period. Subject to certain limited exceptions described below, a senior executive employee must be actively employed on the last day of the performance period in order to be eligible to receive an incentive award for that period. Unless the Committee determines otherwise, senior executive employees who become eligible to participate in the Incentive Plan after the performance period has begun will receive a prorated incentive award for the performance period in which they first become eligible. Participants in the Incentive Plan will also be eligible to participate in such other incentive award or other compensation programs as we may establish. While all four of our senior executive officers are eligible to participate in the Incentive Plan for our fiscal year ending June 30, 2010, only Mr. Peak was selected by the Committee to participate for such fiscal year.

Performance Period. Unless the Committee determines otherwise, the performance period for which the performance goals will be measured will be our fiscal year.

Establishment of Plan Components. Within the first ninety days of each performance period, the Committee will determine (i) the participants; (ii) the performance goals being used during the performance period; (iii) the relative weightings of the respective performance goals being used during the performance period; and (iv) the target award payable to a participant which shall not exceed $7,000,000. No incentive award will be made as an alternative to any other award that is not designated as qualified performance-based compensation and such incentive award will be separate and apart from all other awards made.

For purposes of the Incentive Plan, base salary means the participant’s base salary for the fiscal year in effect at the beginning of the performance period before reductions for deferrals under any Company-sponsored deferred compensation plans, contributions under Code Section 401(k) and contributions to flexible spending accounts under Code Section 125.

Section 162(m) of the Code requires us to establish a maximum annual incentive award that can be paid to any individual under the Incentive Plan. As a result, the Incentive Plan provides that the maximum amount that can be paid for an incentive award designated as qualified performance-based compensation under the Incentive Plan that is payable to a participant for any fiscal year is $7,000,000.

Performance Goals. All incentive awards under the Incentive Plan are designed to qualify as qualified performance-based compensation under Section 162(m) of the Code and performance goals will be based on pre-established, objective business criteria that will be set forth in writing by the Committee within the period required under Section 162(m) of the Code. The relevant business criteria will include at least one of the following objective criteria, either in absolute terms or in comparison to publicly available industry standards or indices: stock price, earnings per share, price-earnings multiples, net earnings, operating earnings, revenue, increase in gas, oil or mineral reserves, finding and development costs, tax-effected finding and development costs, EBITDAX (earnings before interest, taxes, depreciation, amortization, geological and geophysical expenses, impairments, dry hole expenses, and lease expiration and relinquishment expenses), return on assets, stockholder return, return on equity, return on capital employed, relative performance to a comparison group designated by the Committee, and increase in gas, oil or mineral reserves per share. The Committee will determine the objective business criteria upon which the performance goals are based and the weight to be accorded each.

Earning an Incentive Award. Generally, a participant earns an incentive award for a performance period based on the level of achievement of the performance goals established by the Committee for that period. Incentive awards designated as qualified performance-based compensation for purposes of Section

162(m) of the Code may be decreased at the discretion of the Committee based upon subjective criteria but may not be increased; however, in no event will a reduction in one participant’s incentive award result in an increase to another incentive award as designated qualified performance-based compensation.

Determination and Payment of Incentive Awards. As soon as practicable after the end of the performance period, the performance goals will be measured and the resulting incentive award for participants will be approved by the Committee. Upon certification of the achievement of the applicable performance goals by the Committee, a participant’s incentive award will be payable in cash, Company stock or stock units as soon as practicable following the close of the performance period; provided, however, that a participant may elect to defer receipt of his or her incentive award with the consent of the Committee consistent with the requirements of Section 409A of the Code.

Limitations on Payment of Incentive Awards. Generally, a participant must be employed on the last day of a performance period to receive payment of an incentive award under the Incentive Plan. In no event will payment of an incentive award be made prior to the end of the performance period to which it relates. If payments are to be made under the Incentive Plan after a participant’s death, such payments shall be made to the personal representative of the participant’s estate.

Change of Control. Unless the Committee determines otherwise, if a change of control occurs when another person other than Mr. Kenneth R. Peak acquires 25% or more of the voting power of the Company, each participant shall receive an award based on performance measured to the date of the change in control.

Amendment and Termination of Incentive Plan. The Committee has the authority to extend, amend, modify or terminate the Incentive Plan at any time; provided that the Committee may not amend the Incentive Plan without obtaining stockholder approval if stockholder approval is required under Section 162(m) of the Code.

Federal Income Tax Consequences. The following provides only a general description of the application of federal income tax laws to certain grants under the Incentive Plan. This discussion is intended for the information of stockholders considering how to vote at the 2009 Annual Meeting and not as tax guidance to participants in the Incentive Plan, as the consequences may vary with the types of incentive awards made, the identity of the recipients, and the method of payment or settlement. The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws.

From the recipients’ standpoint, as a general rule, ordinary income will be recognized at the time of payment of cash or delivery of actual shares of stock of the Company. Future appreciation of any shares of stock of the Company held beyond the ordinary income recognition event will be taxable at capital gains rates when the shares of stock are sold. We, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the recipient, and we will not be entitled to any tax deduction in respect of capital gain income recognized by the recipient.

Section 162(m) of the Code generally disallows a publicly-held corporation’s tax deduction for compensation paid to its chief executive officer and certain other of its executive officers in excess of $1.0 million in any year. Compensation that qualifies as performance-based compensation is excluded from the $1.0 million deductibility cap and therefore remains fully deductible by the corporation that pays it. We intend that all incentive awards under the Incentive Plan qualify as performance-based compensation.

The Incentive Plan provides that we have the right to require the recipient of any incentive award under the Incentive Plan to pay to us, or otherwise make available to us, an amount sufficient to satisfy any federal, state and/or local tax required to be withheld.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE

APPROVAL OF THE ANNUAL INCENTIVE PLAN

PROPOSAL 4

APPROVAL OF THE CONTANGO OIL & GAS COMPANY

2009 EQUITY COMPENSATION PLAN

On September 15, 2009, the Board adopted the Contango Oil & Gas Company 2009 Equity Compensation Plan (the “Equity Plan”), subject to stockholder approval. The Equity Plan replaces the 1999 Stock Incentive Plan where no options or other benefits may be granted after August 2009. Stockholder approval is being sought (i) in order to meet the NYSE Amex listing requirements, (ii) so that compensation attributable to grants under the Equity Plan may qualify for an exemption from the $1.0 million deduction limitation under Section 162(m) of the Code, and (iii) in order for incentive stock options to meet the requirements of the Code.

Under the Equity Plan, selected employees, consultants and non-employee directors will have the opportunity to receive grants of equity-based awards. The Board believes that the Equity Plan will encourage participants to contribute significantly to our growth and will align the economic interests of the participants with our stockholders.

If approved by the stockholders, the Equity Plan will become effective September 1, 2009. If for any reason our stockholders do not approve the Equity Plan at the Annual Meeting, the Equity Plan will not become effective and all grants made under the Equity Plan, subject to stockholder approval, will be cancelled and be of no force and effect.

The material terms of the Equity Plan are summarized below. A copy of the full text of the Equity Plan is attached to this Proxy Statement as Exhibit B. This summary of the Equity Plan is not intended to be a complete description of the Equity Plan and is qualified in its entirety by the text of the Equity Plan, to which reference is made.

Material Features of the Equity Plan

General. The Equity Plan provides that grants may be made in any of the following forms:

•	Incentive stock options

•	Nonqualified stock options

•	Stock units

•	Stock awards

•	Stock appreciation rights

•	Other stock-based awards

The Equity Plan authorizes up to 1,500,000 shares of Common Stock for issuance, subject to adjustment as described below.

If and to the extent options and stock appreciation rights granted under the Equity Plan terminate, expire or are cancelled, forfeited, exchanged or surrendered without being exercised, or if any stock units, stock awards or other stock-based awards are forfeited or terminated, or otherwise not paid in full, the shares subject to these grants will become available again for purposes of the Equity Plan. Shares of Common Stock surrendered in payment of the exercise price of an option, and shares withheld or surrendered for payment of taxes, will not be reissued under the Equity Plan. If stock appreciation rights are granted, the full number of shares subject to the stock appreciation rights will be considered issued under the Equity Plan, without regard to the number of shares issued upon exercise of the stock appreciation rights and without regard to any cash settlement of the stock appreciation rights. Stock units that are designated in the grant agreement to be paid in cash rather than in shares of Common Stock will not count against the aggregate share limitation.

The Equity Plan provides that the maximum aggregate number of shares of Common Stock with respect to which grants may be made to any individual during any calendar year is 250,000 shares, subject to adjustment as described below. All grants under the Equity Plan will be expressed in shares of Common Stock. If dividend equivalents are granted as qualified performance-based compensation under Section 162(m) of the Code, a participant may not accrue more than $500,000 of such dividend equivalents during any calendar year.

Administration. The Equity Plan initially will be administered and interpreted by the Committee. The Board may appoint any other committee of non-employee directors to administer the Equity Plan. In addition, the Board will administer the Equity Plan for non-employee directors, and references below to the Committee include the Board where appropriate.

The Committee has the authority to (i) determine the individuals to whom grants will be made under the Equity Plan, (ii) determine the type, size, terms and conditions of the grants, (iii) determine when grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and any acceleration of exercisability, (iv) amend the terms and conditions of any previously issued grant, subject to the limitations described below, and (v) deal with any other matters arising under the Equity Plan.

Eligibility for Participation. All of our employees and the employees of our subsidiaries, our consultants, and all of our non-employee directors, are eligible to receive grants under the Equity Plan. We have seven employees and four non-employee directors who are eligible to receive grants under the Equity Plan.

Types of Awards.

Stock Options

The Committee may grant options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code (“ISOs”) or “nonqualified stock options” that are not intended to so qualify (“NQSOs”) or any combination of ISOs and NQSOs. Anyone eligible to participate in the Equity Plan may receive a grant of NQSOs. Only our employees and employees of our subsidiaries may receive a grant of ISOs.

The Committee will fix the exercise price per share of options on the date of grant. The exercise price of options granted under the Equity Plan will be equal to or greater than the last sale price of the underlying shares of Common Stock reported on the NYSE Amex on the date of grant.

An ISO may not be granted to an employee who holds more than 10% of the total combined voting power of all classes of our outstanding stock unless the exercise price per share is not less than 110% of the last reported sale price of the underlying shares of Common Stock on the date of grant. To the extent that the aggregate fair market value of shares of Common Stock, determined on the date of grant, with respect to which ISOs become exercisable for the first time by a participant during any calendar year exceeds $100,000, such ISOs will be treated as NQSOs.

The Committee will determine the term of each option, which may not exceed ten years from the date of grant. The Committee will also determine the other terms and conditions of options, including the date or dates they become exercisable. The Committee may grant options that are subject to achievement of performance goals or other conditions. The Committee may accelerate the exercisability of any or all outstanding options at any time for any reason.

A participant may exercise an option by delivering a notice of exercise to us. The participant will pay the exercise price and any withholding taxes for the option: (i) in cash; (ii) if the Committee permits, by delivering shares of Common Stock already owned by the participant and having a fair market value on the date of exercise equal to the exercise price or by attestation to ownership of shares of Common Stock having an aggregate fair market value on the date of exercise equal to the exercise price; (iii) if the Committee permits, by a net exercise of the Option; (iv) by payment through a broker in accordance with the procedures permitted by Regulation T of the Federal Reserve Board; or (iv) by such other method as the Committee may approve.

The Committee will determine under what circumstances, if any, and during what time periods a participant may exercise an option after termination of employment or service.

Stock Units

The Committee may grant stock units to anyone eligible to participate in the Equity Plan. Each stock unit provides the participant with the right to receive a share of Common Stock or an amount based on the value of a share of Common Stock. The Committee will determine the number of stock units that will be granted, whether stock units will become payable based on achievement of performance goals or other conditions, and the other terms and conditions of the stock units. Stock units may be paid at the end of a specified period or deferred to a date authorized by the Committee. If a stock unit becomes distributable, it will be paid to the participant in cash, in shares of Common Stock, or in a combination of cash and shares of Common Stock, as determined by the Committee. The Committee will determine in the grant agreement under what circumstances a participant may retain stock units after termination of employment or service, and the circumstances under which stock units may be forfeited.

The Committee may grant dividend equivalents in connection with stock units. Dividend equivalents will be payable in cash or shares of Common Stock and may be paid currently or may be deferred. The terms and conditions of dividend equivalents will be determined by the Committee.

Stock Awards

The Committee may grant stock awards to anyone eligible to participate in the Equity Plan. The Committee will determine the number of shares of Common Stock subject to the grant of stock awards and the restrictions and other terms and conditions of the grant. The Committee will determine in the grant agreement under what circumstances a participant may retain stock awards after termination of employment or service, and the circumstances under which stock awards may be forfeited.

The Committee will determine whether and under what conditions participants will have the right to vote shares of Common Stock and to receive dividends paid on such shares during the restriction period. The Committee may determine that dividends on stock awards shall be withheld while the stock awards are subject to restrictions and that the dividends shall be payable only upon the lapse of the restrictions on the stock awards, or on such other terms as the Committee determines. Accumulated dividends may be paid in cash, shares of Common Stock or in such other form as dividends are paid on Common Stock, as determined by the Committee.

Stock Appreciation Rights

The Committee may grant stock appreciation rights (“SARs”) to anyone eligible to participate in the Equity Plan. SARs may be granted in tandem with, or independently of, any option granted under the Equity Plan. Upon exercise of an SAR, the participant will receive an amount equal to the value of the stock appreciation for the number of SARs exercised. Payment will be made in cash, shares of Common Stock or a combination of the two.

The base amount of each SAR will be determined by the Committee and will be not less than the last sale price of a share of Common Stock reported on the NYSE Amex on the date of grant of the SAR. The Committee will determine the terms and conditions of SARs, including when they become exercisable. The Committee may accelerate the exercisability of any or all outstanding SARs at any time for any reason. The Committee will determine under what circumstances and during what time periods a participant may exercise an SAR after termination of employment or service.

Other Stock-Based Awards

The Committee may grant other stock-based awards, which are grants other than options, SARs, stock units, and stock awards. The Committee may grant other stock-based awards to anyone eligible to participate in the Equity Plan. These grants will be based on or measured by shares of Common Stock, and will be payable in cash, in shares of Common Stock, or in a combination of cash and shares of Common Stock. The terms and conditions for other stock-based awards will be determined by the Committee.

Qualified Performance-Based Compensation. The Equity Plan permits the Committee to impose objective performance goals that must be met with respect to grants of stock units, stock awards, dividend equivalents or other stock-based awards granted to employees under the Equity Plan, in order for the grants to be considered qualified performance-based compensation for purposes of Section 162(m) of the Code. Prior to, or soon after the beginning of, the relevant performance period, the Committee will establish in writing the performance goals that must be met, the applicable performance period, the amounts to be paid if the performance goals are met, and any other conditions. The Committee may provide in the grant agreement that qualified performance-based grants will be payable, in whole or part, in the event of the participant’s death or disability during the performance period, a change of control, or other specified circumstances, in each case consistent with Treasury regulations.

The performance goals, to the extent designed to meet the requirements of Section 162(m) of the Code, will be based on one or more of the following objective criteria, either in absolute terms or in comparison to publicly available industry standards or indices: stock price, earnings per share, price-earnings multiples, net earnings, operating earnings, revenue, increase in gas, oil or mineral reserves, finding and development costs, tax-effected finding and development costs, EBITDAX (earnings before interest, taxes, depreciation, amortization, geological and geophysical expenses, impairments, dry hole expenses and lease expiration and relinquishment expenses), return on assets, stockholder return, return on equity, return on capital employed, relative performance to a comparison group designated by the Committee and increase in gas, oil or mineral reserves per share. The performance goals may relate to one or more business units or the performance of our Company and our subsidiaries as a whole, or any combination of the foregoing.

The Committee will not have the discretion to increase the amount of compensation that is payable, but may reduce the amount of compensation that is payable under grants designated by the Committee as qualified performance-based compensation. At the end of the performance period, the Committee will certify the performance results for the performance period, and determine the amount, if any, to be paid under each grant based on the achievement of the performance goals and the satisfaction of all other terms of the grant agreement.

Deferrals. The Committee may permit or require participants to defer receipt of the payment of cash or the delivery of shares of Common Stock that would otherwise be due to the participant in connection with any grant under the Equity Plan. The Committee will establish the rules and procedures applicable to any such deferrals.

Adjustments. If there is any change in the number or kind of shares of Common Stock by reason of a stock dividend, spinoff, recapitalization, stock split, combination or exchange of shares, merger, reorganization, consolidation, reclassification, change in par value or any other extraordinary or unusual event affecting the outstanding shares of Common Stock as a class without our receipt of consideration, or if the value of outstanding shares of Common Stock is substantially reduced as a result of a spinoff or our payment of an extraordinary dividend or distribution, the number of shares of Common Stock available for grants, the limitations on the number of shares of Common Stock any individual may receive under grants in any year, the number of shares covered by outstanding grants, the kind of shares to be issued under the Equity Plan, and the price per share or the applicable market value of the grants will be equitably adjusted by the Committee, in such manner as the Committee deems appropriate, to reflect any increase or decrease in the number or kind of issued shares of Common Stock in order to preclude, to the extent practicable, the enlargement or dilution of the rights and benefits under such grants. Any fractional shares resulting from such adjustment will be eliminated. In addition, in the event of a change of control, the provisions of the Equity Plan applicable to a change of control will apply.

Change of Control. In the event of a change of control, the Committee may take any one or more of the following actions with respect to all outstanding grants, without the consent of any participant:

•

Require that all outstanding options and SARs will automatically accelerate and become fully exercisable and the restrictions and conditions on all outstanding stock awards, stock units and other stock-based awards lapse as of the date of the change of control or at other such time as the Committee determines;

•

Require that participants surrender their options and SARs in exchange for payment by us, in cash or shares of our Common Stock as determined by the Committee, in an amount equal to the amount by which the then fair market value of the shares subject to the participant’s unexercised options and SARs exceeds the exercise price of the options or the base amount of the SARs, as applicable;

•	After giving participants the opportunity to exercise their options and SARs, terminate any or all unexercised options and SARs at such time as the Board deems appropriate;

•

Determine that participants holding stock units, other stock-based awards or dividend equivalents will receive one or more payments in settlement of such stock units, other stock-based awards or dividend equivalents, in such amount and form and on such terms as may be determined by the Committee; or

•	Determine that outstanding grants will be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation).

For purposes of the Equity Plan, a change of control will be deemed to have occurred if one of the following events occurs:

•

Any person other than Mr. Kenneth R. Peak, our Chairman and Chief Executive Officer, becomes the beneficial owner of shares of Common Stock representing more than 25% of the voting power of the then outstanding securities of our Company;

•

Consummation of (i) a merger or consolidation of our Company with another corporation where our stockholders, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes for the surviving corporation’s board of directors, (ii) a sale or other disposition of all or substantially all of the assets of our Company, or (iii) a liquidation or dissolution of our Company; or

•

A majority of the members of the Board shall have been members of the Board for less than two years, unless the election or nomination for election of each new director who was not a director at the beginning of such two-year period was approved by a two-thirds or greater vote of the directors then still in office who were directors at the beginning of such period.

The Board may provide in a grant agreement that a sale or transaction involving a subsidiary or one of our business units will be considered a change of control for purposes of a grant, or establish other provisions that will be applicable in the event of a specified transaction.

Transferability of Grants. Only the participant may exercise rights under a grant during the participant’s lifetime. A participant may not transfer those rights except by will or the laws of descent and distribution. The Committee may provide, in a grant agreement, that a participant may transfer NQSOs to his or her family members, or one or more trusts or other entities for the benefit of or owned by such family members, consistent with applicable securities laws, according to such terms as the Committee may determine.

Participants Outside the United States. If any individual who receives a grant under the Equity Plan is subject to taxation in a country other than the United States, the Committee may make the grant on such terms and conditions as the Committee determines appropriate to comply with the laws of the applicable country.

No Repricing of Options or SARs. Neither the Board nor the Committee can amend the Equity Plan or options or SARs previously granted under the Equity Plan to permit a repricing of options or SARs, without prior stockholder approval.

Amendment and Termination of the Equity Plan. The Board may amend or terminate the Equity Plan at any time, subject to stockholder approval of any amendment for which such approval is required under any applicable laws or stock exchange requirements. The Equity Plan will terminate on September 1, 2019, unless the Equity Plan is terminated earlier by the Board or is extended by the Board with stockholder consent.

Stockholder Approval for Qualified Performance-Based Compensation. The Equity Plan must be re-approved by our stockholders no later than the first stockholders meeting that occurs in the fifth year following the year in which the stockholders previously approved the Equity Plan, if required by Section 162(m) of the Code for qualified performance-based compensation.

The last reported sale price of our Common Stock on October 1, 2009, was $49.50 per share.

Federal Income Tax Consequences

The federal income tax consequences of grants under the Equity Plan will depend on the type of grant. The following description provides only a general description of the application of federal income tax laws to grants under the Equity Plan. This discussion is intended for the information of stockholders and not as tax guidance to participants, as the consequences may vary with the types of grants made, the identity of the participants and the method of payment or settlement. The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws.

From the participants’ standpoint, as a general rule, ordinary income will be recognized at the time of delivery of shares of Common Stock. Future appreciation on shares of Common Stock held beyond the ordinary income recognition event will be taxable as capital gain when the shares of Common Stock are sold. The tax rate applicable to capital gain will depend upon how long the participant holds the shares. We, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the participant, and we will not be entitled to any tax deduction with respect to capital gain income recognized by the participant.

Exceptions to these general rules arise under the following circumstances:

(i) If shares of Common Stock, when delivered, are subject to a substantial risk of forfeiture by reason of any employment or performance-related condition, ordinary income taxation and our tax deduction will be delayed until the risk of forfeiture lapses, unless the participant makes a special election to accelerate taxation under Section 83(b) of the Code.

(ii) If an employee exercises a stock option that qualifies as an ISO, no ordinary income will be recognized, and we will not be entitled to any tax deduction, if shares of Common Stock acquired upon exercise of the stock option are held until the later of (A) one year from the date of exercise and (B) two years from the date of grant. However, if the employee disposes of the shares acquired upon exercise of an ISO before satisfying both holding period requirements, the employee will recognize ordinary income at the time of the disposition equal to the difference between the fair market value of the shares on the date of exercise (or the amount realized on the disposition, if less) and the exercise price, and we will be entitled to a tax deduction in that amount. The gain, if any, in excess of the amount recognized as ordinary income will be long-term or short-term capital gain, depending upon the length of time the employee held the shares before the disposition.

(iii) A grant may be subject to a 20% tax, in addition to ordinary income tax, at the time the grant becomes vested, plus interest, if the grant constitutes deferred compensation under Section 409A of the Code and the requirements of Section 409A of the Code are not satisfied.

Section 162(m) of the Code generally disallows a publicly held corporation’s tax deduction for compensation paid to its chief executive officer or other specified officers in excess of $1.0 million in any year. Qualified performance-based compensation is excluded from the $1.0 million deductibility limitation, and therefore remains fully deductible by the corporation that pays it. We intend that options and SARs granted under the Equity Plan will be qualified performance-based compensation. Stock units, stock awards, dividend equivalents and other stock-based awards granted under the Equity Plan may be designated as qualified performance-based compensation if the Committee conditions such grants on the achievement of one or more of the specific performance goals discussed above in accordance with the requirements of Section 162(m) of the Code.

We have the right to require that participants pay to us an amount necessary for us to satisfy our federal, state or local tax withholding obligations with respect to grants. We may withhold from other amounts payable to a participant an amount necessary to satisfy these obligations. The Committee may permit a participant to satisfy our withholding obligation with respect to grants paid in Common Stock by having shares withheld, at the time the grants become taxable, provided that the number of shares withheld does not exceed the individual’s minimum applicable withholding tax rate for federal, state and local tax liabilities.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

THE APPROVAL OF THE 2009 EQUITY COMPENSATION PLAN

OTHER INFORMATION

Executive Officers

The following sets forth the names, ages and positions of our executive officers together with certain biographical information:

Name	Age	Position
Kenneth R. Peak	64	Chairman, Chief Executive Officer and Chief Financial Officer
Marc Duncan	57	President and Chief Operating Officer
Lesia Bautina	38	Senior Vice President and Controller
Sergio Castro	40	Vice President, Treasurer and Secretary

Kenneth R. Peak. Mr. Peak is the founder and has been Chairman, Chief Executive Officer and Chief Financial Officer of Contango since its formation in September 1999. Mr. Peak entered the energy industry in 1972 as a commercial banker and held a variety of financial and executive positions in the oil and gas industry prior to starting Contango in 1999. Mr. Peak served as an officer in the U.S. Navy from 1968 to 1971. Mr. Peak received a BS in physics from Ohio University in 1967, and an MBA from Columbia University in 1972. He currently serves as a director of Patterson-UTI Energy, Inc., a provider of onshore contract drilling services to exploration and production companies in North America.

Marc Duncan. Mr. Duncan joined Contango in June 2005 and is President and Chief Operating Officer of the Company. Mr. Duncan has over 25 years of experience in the energy industry and has held a variety of domestic and international engineering and senior-level operations management positions relating to natural gas and oil exploration, project development, and drilling and production operations. Prior to joining Contango, Mr. Duncan served as Chief Operating Officer of USENCO International, Inc. and its subsidiaries and affiliates in China and Ukraine from February 2000 to July 2004 and as a senior project and drilling engineer for Hunt Oil Company from July 2004 to June 2005. He holds an MBA in Engineering Management from the University of Dallas, an MEd from the University of North Texas and a BS in Science and Education from Stephen F. Austin University.

Lesia Bautina. Ms. Bautina joined Contango in November 2001 as Controller and was appointed Vice President and Controller in August 2002. In July 2005, Ms. Bautina was promoted to Senior Vice President. Prior to joining Contango, Ms. Bautina worked as an auditor for Arthur Andersen LLP from 1997 to 2001. Her primary experience is accounting and financial reporting for exploration and production companies. Ms. Bautina received a degree in History from the University of Lvov in the Ukraine in 1990 and a BBA in Accounting in 1996 from Sam Houston State University, where she graduated with honors. Ms. Bautina is a Certified Public Accountant and member of the Petroleum Accounting Society of Houston.

Sergio Castro. Mr. Castro joined Contango in March 2006 as Treasurer and was appointed Vice President and Treasurer in April 2006. Prior to joining Contango, Mr. Castro spent two years (April 2004 to March 2006) as a consultant for UHY Advisors TX, LP. From January 2001 to April 2004, Mr. Castro was a lead credit analyst for Dynegy Inc. From August 1997 to January 2001, Mr. Castro worked as an auditor for Arthur Andersen LLP, where he specialized in energy companies. Mr. Castro was honorably discharged from the U.S. Navy in 1993 as an E-6, where he served onboard a nuclear powered submarine. Mr. Castro received a BBA in Accounting in 1997 from the University of Houston, graduating summa cum laude. Mr. Castro is a Certified Public Accountant and a Certified Fraud Examiner.

Our executive officers are elected annually by the Board and serve until their successors are duly elected and qualified or until their earlier resignation or removal. All executive officers of the Company are United States citizens. There are no family relationships between any of our directors or executive officers.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Philosophy. The Company’s compensation philosophy is to pay for performance. Accordingly, the Company’s executive compensation program is designed to attract and retain highly qualified executives and to motivate them to maximize stockholder return. It is intended to provide overall competitive compensation levels and incentive pay levels that vary based on the achievement of company-wide performance objectives and individual performance. In particular, the incentive compensation of Mr. Peak, the Company’s Chairman and Chief Executive Officer, is determined by the independent directors of the Board, and is based predominantly upon the achievement of corporate performance objectives, and the achievement of these objectives has a significant impact on the incentive compensation of each other senior executive officer. The compensation packages for the other executive officers are determined by Mr. Peak.

Corporate Performance Objectives. In establishing the corporate performance objectives, the Company uses metrics that it believes investors use in determining whether to purchase the Company’s stock. For the fiscal year ended June 30, 2009, the Company’s corporate performance objectives consisted of (i) being accident free in operated wells, (ii) implementing a share repurchase program, (iii) paying off all Company debt, (iv) establishing a $50.0 million credit line for the Company and (v) increasing reserves per share. Each objective was assigned a relative weight of 1/5, or approximately 20.0%. The Company believes these metrics are important to its stockholders, and that a focus on achieving them should eventually manifest itself in an increase in stockholder value.

CEO Compensation Review Process. Mr. Peak is evaluated with respect to the Company’s performance as a whole. The independent members of the Board hold responsibility for selection, evaluation and the determination of compensation of the Chief Executive Officer. The Board’s decisions relating to salary levels, bonus awards and equity grant amounts (in the form of stock options and/or restricted stock) for Mr. Peak reflect the Board’s views as to the broad scope of responsibilities of Mr. Peak and the Board’s subjective assessment of Mr. Peak’s impact on the Company’s overall success.

The independent members of the Board review compensation levels for executives in the Company’s Peer Group (defined below) as well as achievement of Company performance objectives in determining Mr. Peak’s compensation.

Senior Executive Review Process. Mr. Peak conducts an annual review of the base salary, bonus and equity awards made to each other senior executive officer. In each case, Mr. Peak takes into account the executive’s broad scope of responsibilities and experience and balances these against competitive compensation levels provided by the Company’s Peer Group (defined below), including retention requirements and succession planning with respect to each executive. The Company has a small group of executive officers and Mr. Peak works closely with each executive officer on a daily basis. Mr. Peak evaluates each executive with respect to contribution and performance, strengths, weaknesses, development plans and succession potential. Based upon this personal evaluation, Mr. Peak makes his own assessment and determines compensation for each executive officer. Mr. Peak has significant discretion in decisions relating to the executive compensation of the other members of senior management, even if the specific corporate performance objectives are not met.

Market Compensation Data. In fiscal year 2008, the Company modified its peer company group after it sold all of its on-shore properties, to better reflect the Company’s exclusive focus in the offshore Gulf of Mexico. Below is a list of five peer companies (the “Peer Group”), all of which are in the off-shore oil and gas exploration and production industry. These companies were identified based on relevant financial factors such as revenue, market capital, net income, and total assets. Companies similar in size but in unrelated industries are not included because the Company typically does not hire executives from such companies, nor would the Company be likely to lose executives to such companies:

Contango 2009 Peer Group

1.	ATP Oil & Gas Corporation

2.	Callon Petroleum Company

3.	Energy XXI (Bermuda) Limited

4.	McMoRan Exploration Co.

5.	W&T Offshore, Inc.

Components of Senior Executive Compensation. The primary elements of annual compensation for senior executives are base salary, cash bonuses (which fall within the SEC’s definition of “Non-Equity Incentive Plan Compensation” for the purposes of the Summary Compensation Table and otherwise) and equity awards. Each component is addressed in the context of individual and Company performance and competitive conditions. In determining competitive compensation levels, the Company analyzes data that includes information regarding the general natural gas and oil exploration and production industry. As described further below, senior executives also receive other forms of compensation, including various benefit plans made available to all of the Company’s employees, but these are not independently evaluated in connection with the annual determination of senior executive compensation. None of the executive officers have an agreement with the Company that govern aspects of their compensation, as described below under “Employment and Severance Agreements.”

Aggregate compensation for each senior executive is designed to align the executive’s incentives with the long-term interests of the Company’s stockholders. The Company only has seven employees and as a result, our executives are required to manage a number of different responsibilities and projects. The Company uses cash bonuses to reward performance, and uses equity awards to create incentives for future performance. Contango does not look to assign a fixed weighting to any individual component of compensation, as it believes that aggregate compensation for each executive must be tailored to meet the competitive characteristics applicable to the executive’s personal and professional circumstances, as well as the performance of the Company. Mr. Peak has the discretion to modify the individual components of compensation for each senior executive, and the Board of Directors has the discretion to modify the individual components of compensation for Mr. Peak.

Base Salary. Base salaries are a fundamental component of the Company's compensation system and competitive salary levels are necessary to attract and retain well qualified executives. Mr. Peak determines base salaries for the other executive officers by evaluating the responsibilities of the position, the experience of the individual, the performance of the individual, and the competitive marketplace for similar management talent. Mr. Peak’s salary review process includes a comparison of base salaries for comparable positions at companies of similar type, size and financial performance.

Mr. Peak may make base salary adjustments on a periodic basis to maintain the desired levels of base salaries for the Company’s other executives. Mr. Peak determines annual salary adjustments by evaluating the competitive marketplace and the performance of Contango and the executive officers, as well as any increased responsibilities assumed by the executive officers. Although Mr. Peak does not give specific weight to any particular factor, the most weight is given to the executive's performance (in determining whether to adjust above or below the current salary level), and a significant but lesser weight is given to the comparative data. Salary adjustments generally are determined and implemented on a 12-month cycle, but Mr. Peak may undertake more frequent adjustments as he deems appropriate.

The Board may adjust Mr. Peak’s base salary for similar reasons. Mr. Peak’s base salary has been $150,000 since the Company’s inception in 1999, including fiscal year 2009. For the fiscal year ending June 30, 2010, the Board increased the base salary of Mr. Peak to $750,000 per year to increase his salary to a more competitive level with the Peer Group executives.

For the fiscal year ended 2009, Mr. Peak set the base salary of Mr. Duncan, Ms. Bautina and Mr. Castro at $250,000, $250,000 and $200,000, respectively. The base salary for each executive remains unchanged for fiscal year 2010.

Bonuses. All executives, including Mr. Peak, are eligible to receive a cash incentive bonus tied directly to the Company’s achievement of financial, operational, and strategic objectives and the executive’s personal achievements. In fiscal year 2009, all executives received a cash incentive bonus, substantially reduced from the bonus paid in the prior fiscal year. Bonuses for other senior executives are determined by Mr. Peak on an annual basis. Mr. Peak bases executive bonuses on management’s achievement during the fiscal year, and on corporate objectives common in the oil and gas industry including (i) value creation per share, (ii) increases in cash flow and earnings, (iii) growth in reserves per share and production per share while maintaining an acceptable ratio of debt to capitalization and (iv) control of costs throughout the Company. Mr. Peak believes that bonuses should be greater than market, when salaries are below industry median pay levels.

The Board determines the amount, if any, of Mr. Peak’s bonus. Based on the Company’s performance, the independent directors awarded Mr. Peak a $1.5 million cash bonus for the fiscal year ended June 30, 2009. This award was substantially reduced from the $7.5 million cash bonus in the prior fiscal year in which the Company announced several discovery wells. The award was made in recognition of the performance of the Company during the 2009 fiscal year from an operating, liquidity and balance sheet perspective. The independent members of the Board cited as their basis for compensation, accident-free operations for the operated wells of the Company, implementing the share repurchase program, paying off all of the Company’s debt, establishing a $50.0 million credit line for the Company and increasing reserves per share.

On September 15, 2009, the Committee determined that pursuant to the Incentive Plan, subject to shareholder approval, Mr. Peak would be the only participant in the Incentive Plan for the fiscal year ending June 30, 2010. The Committee set performance goals using as a criteria the stock price of the Company and the tax-effected finding and development costs of the Company during the fiscal year. If all performance goals are achieved, Mr. Peak is eligible to receive a maximum cash incentive bonus of $3.0 million for the fiscal year ending June 30, 2010. The Committee may exercise its discretion to reduce the maximum cash incentive bonus but cannot increase it.

Mr. Peak has not set a maximum target bonus for other senior executives.

Equity Awards. Contango’s equity compensation program for senior executive employees includes two forms of long-term incentives: restricted stock and stock options. Award size and frequency is based on each executive’s demonstrated level of performance and Company performance over time.

Historically, stock option awards were the Company’s primary form of equity incentives. Contango selected this form because it tied future performance of the Company to the ultimate value received by the employee. Beginning in 2006, however, as the Company’s stock price continued to grow, the Company began including restricted stock to its equity incentive compensation, since fewer shares of stock are required to achieve the same level of employee compensation and thus less overall dilution in the number of shares of Common Stock outstanding. During the fiscal year ended June 30, 2009, the Company granted Mr. Duncan and Mr. Castro stock options to purchase an aggregate of 45,000 shares of the Company’s common stock. No other equity awards were granted to senior executives.

The Company currently has approximately 16.5 million fully diluted shares, as compared to 16.7 million fully diluted shares at June 30, 2001. In an effort to minimize the overall dilution in the number of shares of Common Stock outstanding, the Company has no plans to issue stock or stock options for the fiscal year ending June 30, 2010.

Equity Award Mechanics. For the fiscal year ended June 30, 2009, equity awards were granted pursuant to the Company’s 1999 Stock Incentive Plan. Awards typically fall into two categories: annual awards and new hire and promotion awards. New hire and promotion awards are made on the date of hire or promotion, and annual awards are made in June. From time to time the Board of Directors may make grants at other times in connection with employee retention or otherwise.

All stock option awards have a per share exercise price equal to the closing price of our Common Stock on the grant date. Stock option awards and restricted stock awards vest upon the passage of time. The Board of Directors has not granted, nor does it intend in the future to grant, equity awards in anticipation of the release of material nonpublic information. Similarly, the Company has not timed, nor does it intend in the future to time, the release of material nonpublic information based upon equity award grant dates.

The Company’s 1999 Stock Incentive Plan expired in August 2009. On September 15, 2009, the Board adopted the Equity Plan, subject to stockholder approval. The Equity Plan authorizes up to 1,500,000 shares of Common Stock for issuance, as described in Proposal 4. No awards have been granted under the Equity Plan.

Deferred Compensation and Retirement Plans. The Company does not have a deferred compensation program, pension benefits, a retirement plan, or any sort of post retirement healthcare plan. Additionally, the Company does not have any potential post-employment payments resulting from termination or a change in control of the Company.

Perquisites and Other Benefits. The Company annually reviews the perquisites that senior executives receive. In general, such perquisites are limited. Other than as described in the Summary Compensation Table below, the Company’s senior executives receive no benefits that are not otherwise available to all of its employees.

Regulatory Considerations. It is the Company’s policy to make reasonable efforts to cause executive compensation to be eligible for deductibility under Section 162(m) of the Code. Under Section 162(m), the federal income tax deductibility of compensation paid to the Company’s Chief Executive Officer and to each of its four other most highly compensated executive officers may be limited to the extent that such compensation exceeds $1.0 million in any one year. Under Section 162(m), the Company may deduct compensation in excess of $1.0 million if it qualifies as “performance-based compensation”, as defined in Section 162(m). For fiscal year 2009, compensation paid to certain of the Company’s executive officers exceeded $1.0 million and therefore limited the deductibility by the Company of a portion of such compensation. The Incentive Plan and the Equity Plan, subject to stockholder approval, are designed to allow awards and grants to be eligible for deductibility under Section 162(m).

Employment and Severance Agreements. We have no employment or severance agreement with any executive officer.

BOARD OF DIRECTORS REPORT

The Board has reviewed and discussed the Compensation Discussion and Analysis set forth above with management. Based on such review and discussion with management, the Board has recommended that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended June 30, 2009.

Board of Directors

B.A. Berilgen

Jay D. Brehmer

Charles M. Reimer

Steven L. Schoonover

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth certain information concerning compensation of the principal executive officer (“PEO”), the principal financial officer (“PFO”), and the three most highly compensated executive officers (other than the PEO and PFO) who earned at least $100,000 for the fiscal years ended June 30, 2009, 2008 and 2007 (collectively, the “Named Executive Officers”).

Name and Principal Position(s)	Fiscal Year	Salary ($)	Restricted Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Kenneth R. Peak	2009	$150,000	$—	$967,624	$1,500,000	$20,093	$2,637,717
Chairman, Chief Executive Officer	2008	$150,000	$—	$967,624	$7,500,000	$19,548	$8,637,172
and Chief Financial Officer	2007	$150,000	$—	$860,954	$800,000	$19,012	$1,829,966

Marc Duncan	2009	$250,000	$23,755	$23,374	$250,000	$—	$547,129
President and Chief Operating Officer	2008	$250,000	$23,755	$23,374	$1,000,000	$—	$1,297,129
	2007	$225,000	$23,741	$78,765	$350,000	$—	$677,506

Lesia Bautina	2009	$250,000	$47,495	$80,337	$250,000	$—	$627,832
Senior Vice President and Controller	2008	$250,000	$47,495	$80,337	$1,000,000	$—	$1,377,832
	2007	$150,000	$47,495	$107,128	$300,000	$—	$604,623

Sergio Castro	2009	$200,000	$7,125	$40,167	$200,000	$—	$447,292
Vice President, Treasurer and Secretary	2008	$200,000	$7,125	$40,167	$500,000	$—	$747,292
	2007	$125,000	$7,125	$40,167	$125,000	$—	$297,292

(1)	These amounts do not reflect compensation actually received by the Named Executive Officer. The amounts shown represent expense recognized in the 2009, 2008 and 2007 Consolidated Financial Statements that relate to restricted stock and stock option awards granted in prior fiscal years, in accordance with SFAS 123R, excluding any assumption for future forfeitures. There were no actual forfeitures of stock options by any Named Executive Officers in fiscal years 2009, 2008 and 2007. The assumptions used to calculate the expense amounts shown for restricted stock and stock options granted in fiscal years 2009, 2008 and 2007 are set forth in Note 14 to the 2009 Consolidated Financial Statements.

(2)	These amounts reflect the annual performance-based cash incentive compensation awards earned for services rendered in fiscal years 2009, 2008 and 2007. The amounts were paid pursuant to the senior executive bonus program described in “Compensation Discussion and Analysis—Bonuses.”

(3)	This amount represents monthly golf club membership dues paid for by the Company. None of the remaining Named Executive Officers received perquisites with an incremental cost to the Company in excess of $10,000 in fiscal years 2009, 2008 and 2007.

Grants of Plan-Based Awards Table

The following table sets forth certain information concerning grants of awards made to each Named Executive Officer during the fiscal year ended June 30, 2009:

	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		All other option awards; Number of securities underlying options	Exercise or Base Price of Option Award	Grant Date Fair Value of Option Awards
Name			Target ($)	Maximum ($)	(#)(2)	($/sh)	($)(3)
Kenneth R. Peak	—	—	$3,000,000	$3,000,000	—	—	—
Marc Duncan	9/24/08	9/24/08			25,000	$54.21	$663,200
Sergio Castro	9/24/08	9/24/08			20,000	$54.21	$530,560

(1)	Amounts shown are the targeted cash incentive compensation award potential for Mr. Peak, as he is the only executive subject to the Annual Incentive Plan for fiscal year 2010, as described in “Compensation Discussion and Analysis.” There is no threshold amount for Mr. Peak, and none of the other senior executives have a threshold, target, or maximum payout amount. Actual amounts earned by the Named Executive Officers for fiscal year 2009 are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”

(2)	Amount shown is the number of shares underlying the options granted to Mr. Duncan and Mr. Castro for the fiscal year ended June 30, 2009. The options will vest at a rate of one-third on the first anniversary of the grant date, and one-third on the next two annual anniversaries of the grant date. The options will expire five years from the date of grant.

(3)	Amount shown represents the aggregate fair value of stock options as of the date of grant calculated in accordance with SFAS 123R. Assumptions used to calculate the grant date fair value amounts are set forth in Note 14 to the 2009 Consolidated Financial Statements. The exercise price equals the share price of Common Stock on the grant date for stock options included in the table above. However, the fair value shown above may not be indicative of the value realized on the date the option is exercised due to variability in the share price of Common Stock.

The Summary Compensation Table and Grants of Plan-Based Awards Tables should be read in conjunction with the preceding “Compensation Discussion and Analysis,” which provides detailed information regarding our compensation philosophy and objectives. For the Named Executive Officers, the amount of salary relative to total compensation averaged approximately 20.0%, 7.0% and 19.0% for the fiscal year ended June 30, 2009, 2008 and 2007, respectively.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth certain information concerning outstanding equity awards for each Named Executive Officer as of June 30, 2009:

	Option Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date
Name	Excerciseable	Unexcerciseable
Kenneth R. Peak	250,000	—	$10.23	06/20/10	(1)
	200,000	—	$21.00	02/07/12	(2)
Marc Duncan	25,000	—	$9.30	06/20/10	(1)
	—	25,000	$54.21	09/24/13	(3)
Lesia Bautina	35,000	—	$3.00	07/12/12	(4)
	85,000	—	$9.30	06/20/10	(1)
Sergio Castro	16,667	—	$11.55	03/02/11	(5)
	—	20,000	$54.21	09/24/13	(3)

(1)	These options were granted on June 20, 2005 and vest at a rate of one-fourth per year, beginning on June 20, 2006.

(2)	These options were granted on February 7, 2007 and vest at a rate of one-third on the date of grant, and one-third on the next two annual anniversaries of the grant date.

(3)	These options were granted on September 24, 2008 and vest at a rate of one-third per year, beginning on September 24, 2009.

(4)	These options were granted on July 12, 2002 and vest at a rate of one-fifth on the date of grant, and one-fifth on the next four annual anniversaries of the grant date.

(5)	These options were granted on March 2, 2006 and vest at a rate of one-third per year, beginning on March 2, 2007.

Option Exercises and Stock Vested Table

The following table sets forth certain information concerning all exercises of stock options and vesting of restricted stock for each Named Executive Officer during the fiscal year ended June 30, 2009:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Kenneth R. Peak	200,000	$11,068,000	—	—

Marc Duncan	—	—	1,667	$152,514

Lesia Bautina	15,000	$406,650	3,334	$305,028

Sergio Castro	—	—	500	$45,745

(1)	The value realized equals the difference between the option exercise price and the sale price of Common Stock at the time of exercise, multiplied by the number of shares for which the option was exercised.

(2)	The value realized equals the closing price of Common Stock on the vesting date, multiplied by the number of shares that vested.

Equity Compensation Plans and Other Compensation Arrangements

The following table provides information as of June 30, 2009 regarding our Common Stock that may be issued upon the exercise of stock options and warrants.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	685,167	$16.49	508,666
Equity compensation plans not approved by security holders	—	—	—

The Company’s 1999 Stock Incentive Plan listed above expired in August 2009 with the final 508,666 securities remaining unissued. The 685,167 outstanding options will be converted into securities if exercised prior to their expiration date, which expiration date ranges from June 2010 to September 2013. The Company will present a new plan to stockholders at the 2009 Annual Meeting, to be voted on at that time.

The Company may periodically grant additional cash bonuses, new stock option grants and/or restricted stock awards to provide continuing incentive for future performance. In making the decision to make additional grants and/or awards, the independent directors and the Chairman and Chief Executive Officer would consider factors such as the size of previous grants/awards and the number of stock options and shares of stock already held and the degree to which increasing that ownership stake would provide the additional incentives for future performance, the likelihood that the grants/awards would encourage the executive officer to remain with the Company and the value of the executive’s service to the Company.

The Independent Directors of the Board of Directors

B.A. Berilgen

Jay D. Brehmer

Charles M. Reimer

Steven L. Schoonover

Darrell W. Williams

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables show the ownership of our Common Stock as of October 1, 2009 by (i) each person known by us to beneficially own 5% or more of our outstanding shares of Common Stock, (ii) each of our non-employee nominee directors, (iii) our executive officers and (iv) our executive officers and nominee directors taken together as a group. Unless otherwise indicated, each person named in the following table has the sole power to vote and dispose of the shares listed next to his name.

Our 5% Stockholders

To the Company’s knowledge, the following stockholders beneficially owned more than 5% of our outstanding shares of Common Stock, as set forth below, as of October 1, 2009:

Title Of Class	Name and Address of Beneficial Owner (1)	Amount of Beneficial Ownership (2)	Percent Of Class
Common Stock	Kenneth R. Peak	3,222,405	19.56%
Common Stock	Morgan Stanley Investment Management Inc. (US) (3)	1,453,899	8.83%

Directors and Executive Officers

Title Of Class	Name and Address of Beneficial Owner (1)	Amount of Beneficial Ownership (2)	Percent Of Class

	Directors Who Are Not Employees
Common Stock	Jay D. Brehmer (4)	7,678	*
Common Stock	B.A. Berilgen	4,159	*
Common Stock	Charles M. Reimer	184,933	1.12%
Common Stock	Steven L. Schoonover (5)	292,480	1.78%

	Executive Officers
Common Stock	Kenneth R. Peak (6)	3,222,405	19.56%
Common Stock	Marc Duncan (7)	41,583	*
Common Stock	Lesia Bautina (8)	197,487	1.20%
Common Stock	Sergio Castro (9)	26,334	*

	Directors and Executives Combined
Common Stock	All current directors and executive officers as a group (8 persons)	3,977,059	24.14%

*	Less than 1%.
(1)	Unless otherwise noted, the address of the members of the Board and our executive officers is 3700 Buffalo Speedway, Suite 960, Houston, Texas 77098.
(2)	Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of October 1, 2009 are deemed outstanding. Applicable percentages are based on 15,828,980 shares outstanding on October 1, 2009, adjusted as required by the rules. To the Company’s knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name.
(3)	Morgan Stanley Investment Management Inc. (US)’s address is 522 Fifth Avenue, New York, NY 10036.
(4)	Includes options to purchase an aggregate of 1,500 shares which are currently exercisable or will be exercisable within 60 days of October 1, 2009.
(5)	Includes options to purchase an aggregate of 12,000 shares which are currently exercisable or will be exercisable within 60 days of October 1, 2009.
(6)	Includes options to purchase an aggregate of 450,000 shares which are currently exercisable or will be exercisable within 60 days of October 1, 2009. These are the same shares listed for Mr. Peak on the list of stockholders who beneficially own greater than 5% of the Company’s stock.
(7)	Includes options to purchase an aggregate of 33,333 shares which are currently exercisable or will be exercisable within 60 days of October 1, 2009.
(8)	Includes options to purchase an aggregate of 120,000 shares which are currently exercisable or will be exercisable within 60 days of October 1, 2009.
(9)	Includes options to purchase an aggregate of 23,334 shares which are currently exercisable or will be exercisable within 60 days of October 1, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act of 1934 requires our officers and directors and persons who own more than 10% of our Common Stock to file reports of ownership and changes in ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based on our review of the copies of such reports, we believe that all officers and directors of the Company were in compliance with such filing requirements during the fiscal year ended June 30, 2008.

Certain Relationships and Related Transactions

There were no related transactions between the Company and its Board of Directors or executive officers during the fiscal year ended June 30, 2009.

Related Person Transaction Policies and Procedures

The Company has instituted policies and procedures for the review, approval and ratification of “related person” transactions as defined under SEC rules and regulations. Our Audit Committee Charter requires management to inform the Audit Committee of all related person transactions. In order to identify any such transactions, among other measures, the Company requires its directors and officers to complete questionnaires identifying transactions with any company in which the officer or director or their family members may have an interest. In addition, our Code of Ethics requires that the Audit Committee review and approve any related person transaction before it is consummated.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is a standing committee of the Board of Directors, which met four times during the fiscal year ended June 30, 2009. The Audit Committee consists of three members, Jay D. Brehmer (Chairman), Charles M. Reimer and Steven L. Schoonover, each of which is independent as defined in Section 803(A) of the NYSE Amex listing standards. The Board of Directors has designated Mr. Brehmer as the “audit committee financial expert” as defined by SEC rules. The Audit Committee assists, advises and reports regularly to the Board in fulfilling its oversight responsibilities related to:

•	The integrity of the Company’s financial statements

•	The Company’s compliance with legal and regulatory requirements

•	The independent auditor’s qualifications and independence

•	The performance of the Company’s outside auditors

In meeting its responsibilities, the Audit Committee is expected to provide an open channel of communication with management, the outside auditors and the Board. The Audit Committee’s specific responsibilities are set forth in its charter, as amended. The Audit Committee Charter was amended February 16, 2006.

The Audit Committee has reviewed and discussed Contango’s audited consolidated balance sheet as of June 30, 2009 and 2008 and consolidated statements of income, cash flows and stockholders’ equity for the three years ended June 30, 2009, 2008 and 2007 with Contango’s management. The Audit Committee has discussed with Grant Thornton LLP, Contango’s independent auditors, the matters required to be discussed by Statement of Auditing Standards No. 61, as amended, (concerning the accounting methods used in the financial statements).

The Audit Committee has also received and reviewed the written disclosures and the letter from Grant Thornton LLP required by the SEC and PCAOB RULE 3526 (concerning matters that may affect an auditor’s independence), and has discussed with Grant Thornton LLP their independence.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Contango’s Annual Report on Form 10-K for the year ended June 30, 2009 for filing with the SEC.

This report is submitted on behalf of the Audit Committee.

Jay D. Brehmer, Chairman

Charles M. Reimer

Steven L. Schoonover

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR THE ANNUAL MEETING

OF STOCKHOLDERS IN 2010

Proposals of stockholders intended to be presented at next year’s annual meeting of stockholders must be received by Kenneth R. Peak at Contango Oil & Gas Company’s principal office located at 3700 Buffalo Speedway, Suite 960, Houston, Texas 77098 no later than June 22, 2010. If the date of the annual meeting for 2010 is moved by more than 30 days from the date of this year’s Annual Meeting, then the deadline for receiving stockholder proposals shall be a reasonable time before the Company begins to print and mail the proxy statement for the 2010 annual meeting.

ADVANCE NOTICE PROCEDURES FOR NEXT YEAR’S ANNUAL MEETING

The Company advises stockholders that, until further notice, September 5, 2010 is the date after which notice of a stockholder-sponsored proposal submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934 (i.e. a proposal to be presented at the next annual meeting of stockholders that has not been submitted for inclusion in the Company’s Proxy Statement) will be considered untimely under the SEC’s proxy rules.

OTHER PROPOSED ACTIONS

The Board is not aware of any other business that will come before the Annual Meeting, but if any such matters are properly presented, the proxies solicited hereby will be voted in accordance with the best judgment of the persons holding the proxies. All shares represented by duly executed proxies will be voted at the Annual Meeting.

AVAILABILITY OF CERTAIN DOCUMENTS REFERRED TO HEREIN

THIS PROXY STATEMENT REFERS TO CERTAIN DOCUMENTS OF THE COMPANY THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS ARE AVAILABLE TO ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT IS DELIVERED, UPON ORAL OR WRITTEN REQUEST, WITHOUT CHARGE, DIRECTED TO KENNETH R. PEAK, CONTANGO OIL & GAS COMPANY, 3700 BUFFALO SPEEDWAY, SUITE 960, HOUSTON, TEXAS 77098, TELEPHONE NUMBER (713) 960-1901. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, SUCH REQUESTS SHOULD BE MADE BY NOVEMBER 6, 2009.

By order of the Board of Directors,

/s/ KENNETH R. PEAK
Kenneth R. Peak
Chairman, Chief Executive Officer and Chief Financial Officer

Exhibit A

CONTANGO OIL AND GAS COMPANY

ANNUAL INCENTIVE PLAN

CONTANGO OIL AND GAS COMPANY

ANNUAL INCENTIVE PLAN

1.	Purpose

The purpose of the Contango Oil and Gas Company Annual Incentive Plan (the “Plan”) is to enhance the ability of Contango Oil and Gas Company to attract, reward and retain senior executive employees, to strengthen employee commitment to Contango Oil and Gas Company’s success and to align employee interests with those of Contango Oil and Gas Company’s stockholders by providing variable compensation, based on the achievement of performance objectives. To this end, the Plan provides a means of annually rewarding participants based on the performance of Contango Oil and Gas Company and its business units and, where appropriate, on a participant’s personal performance. The Plan is intended to meet the requirements for a “qualified performance-based compensation” under section 162(m) of the Internal Revenue Code of 1986, as amended.

2.	Definitions

(a) “Award” shall mean an incentive award earned by a Participant under the Plan for any Performance Period.

(b) “Base Salary” shall mean the Participant’s annual base salary rate in effect at the beginning of a Performance Period. Base Salary does not include Awards under this Plan or any other short-term or long-term incentive plan, imputed income from programs such as group-term life insurance, or non-recurring earnings such as moving expenses. Base Salary is based on annual salary before reductions for deferrals under Company-sponsored deferred compensation plans, contributions under Code section 401(k) and contributions to flexible spending accounts under Code section 125.

(c) “Board” shall mean the Company’s Board of Directors.

(d) “Change of Control” shall be deemed to have occurred upon the first to occur of any of the following events:

(i) Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) other than Mr. Kenneth R. Peak becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 25% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors;

(ii) The consummation of (i) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), (ii) a sale or other disposition of all or substantially all of the assets of the Company, or (iii) a liquidation or dissolution of the Company;

(iii) Any person has commenced a tender offer or exchange offer for a majority of the voting power of the then outstanding shares of the Company; or

(iv) After the date this Plan is approved by the stockholders of the Company, directors are elected such that a majority of the members of the Board shall have been members of the Board for less than two years, unless the election or nomination for election of each new director who was not a director at the beginning of such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended or any successor statute thereto.

(f) “Committee” shall mean the Equity and CEO Compensation Committee of the Board, or such other committee as the Board shall designate. The Committee shall consist of two or more persons appointed by the Board, all of whom shall be “outside directors” as defined under Code section 162(m) and related Treasury regulations.

(g) “Company” shall mean Contango Oil and Gas Company and any successor corporation.

(h) “Effective Date” shall mean July 1, 2009, subject to approval of the Plan by the stockholders of the Company.

(i) “Participant” for any Performance Period shall mean a senior executive employee of the Company or a subsidiary who is designated by the Committee to participate in the Plan for the Performance Period.

(j) “Performance Goals” for any Performance Period, shall mean:

(i) The performance goals of the Company and its subsidiaries or one or more business units, as specified by the Committee, shall be based on one or more of the following objective criteria, either in absolute terms or in comparison to publicly available industry standards or indices: stock price, earnings per share, price-earnings multiples, net earnings, operating earnings, revenue, increase in gas, oil or mineral reserves, finding and development costs, tax-effected finding and development costs, EBITDAX (earnings before interest, taxes, depreciation, amortization, geological and geophysical expenses, impairments, dry hole expenses and lease expiration and relinquishment expenses), return on assets, stockholder return, return on equity, return on capital employed, relative performance to a comparison group designated by the Committee, increase in gas, oil or mineral reserves and increase in reserves per share. The performance goals may relate to one or more business units or the performance of the Company as a whole, or any combination of the foregoing.

(ii) To the extent applicable, the Committee, in determining whether and to what extent a Performance Goal has been achieved, shall use the information set forth in the Company’s audited financial statements and other objectively determinable information. The Performance Goals established by the Committee may be (but need not be) different each Performance Period, and different Performance Goals may be applicable to different Participants.

(k) “Performance Period” shall mean the fiscal year of the Company or any other period of up to 12 months designated by the Committee with respect to which an Award may be earned.

(l) “Plan” shall mean this Contango Oil and Gas Company Annual Incentive Plan, as in effect from time to time.

(m) “Target Award” shall mean the targeted amount, expressed as a percentage of the Participant’s Base Salary or a fixed dollar amount, that the Participant will earn as an Award for the Performance Period if the targeted level of performance is achieved for each of the Performance Goals set by the Committee for the Participant. A Participant’s Target Award shall be determined by the Committee based on the Participant’s responsibility level, position or such other criteria as the Committee shall determine.

3.	Eligibility

All senior executive employees of the Company and its subsidiaries are eligible to participate in the Plan. The Committee shall designate which senior executive employees shall participate in the Plan for each Performance Period. In order to be eligible to receive an Award with respect to any Performance Period, an employee must be actively employed by the Company or a subsidiary on the last day of the Performance Period, except as provided in Section 7.

4.	Administration

(a) Committee Authority. The Plan shall be administered by the Committee. The Committee shall have full discretionary authority to establish the rules and regulations relating to the Plan, to interpret the Plan and those rules and regulations, to select Participants in the Plan, to determine each Participant’s Target Award and Award amount, to approve all Awards, to decide the facts in any case arising under the Plan and to make all other determinations, including factual determinations, and to take all other actions necessary or appropriate for the proper administration of the Plan, including the delegation of such authority or power, where appropriate. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

(b) Committee Determinations. All Awards shall be made conditional upon the Participant’s acknowledgement, in writing or by acceptance of the Award, that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under such Award. Awards need not be uniform as among Participants. The Committee’s administration of the Plan, including all such rules and regulations, interpretations, selections, determinations, approvals, decisions, delegations, amendments, terminations and other actions, shall be final and binding on the Company and all employees of the Company, including, the Participants and their respective beneficiaries.

5.	Determination of Awards

(a) Target Awards and Performance Goals. As soon as practicable, but no later than the earlier of (i) 90 days after the beginning of the Performance Period or (ii) the date on which 25% of the Performance Period has been completed, or such other date as may be required or permitted under applicable regulations under Code section 162(m), the Committee shall determine the senior executive employees who shall be Participants during that Performance Period, each Participant’s Target Award and the Performance Goals for each Participant, all of which shall be set forth in the Committee’s minutes. The Target Awards may provide for differing amounts to be paid based on differing thresholds of performance. The Committee shall specify in the minutes how the financial calculations for the Performance Goals will be made, including what, if any, adjustments shall be made in the event of a change in corporate capitalization, corporate transaction, extraordinary event, change in applicable accounting rules or principles, or other event. The Committee shall establish a maximum dollar amount that may be paid to a Participant for the Performance Period. The Company shall notify each Participant of the Participant’s Target Award and the applicable Performance Goals for the Performance Period.

(b) Earning an Award. A Participant will earn an Award for a Performance Period based on the level of achievement of the Performance Goals established by the Committee for that period; provided that the Committee may reduce (but not increase) an Award below the level determined based on the Performance Goals. A Participant will receive no Award if the level of achievement of Performance Goals is below the minimum required to earn an Award for the Performance Period, as specified by the Committee at the time the Performance Goals are established.

(c) Maximum Award Amount. The maximum Award payable to any Participant for any Performance Period shall not exceed $7,000,000.

(d) Section 162(m). Awards shall be based on Performance Goals for each Performance Period that shall satisfy the requirements for “qualified performance-based compensation” under Code section 162(m), including the requirement that the achievement of the Performance Goals be substantially uncertain at the time they are established and that the Performance Goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the Performance Goals have been met. An Award that is designated as “qualified performance-based compensation” under Code section 162(m) may not be awarded as an alternative to any other award that is not designated as “qualified performance-based compensation,” but instead must be separate and apart from all other awards made. The Committee is authorized to reduce an Award for any Performance Period based upon its assessment of personal performance or other factors, but not to increase the Award beyond the amount determined based on achievement of the Performance Goals for that Participant. Any reduction of a Participant’s Award shall not result in an increase in any other Participant’s Award.

6.	Payment of Awards

The Committee shall certify and announce the Awards that will be paid by the Company to each Participant as soon as practicable following the final determination of the Company’s financial results for the relevant Performance Period. Awards shall be paid in cash or in the form of Company stock or stock units. Any Company stock or stock units shall be issued under the Company’s 2009 Equity Compensation Plan or a successor plan.

7.	Limitations on Rights to Payment of Awards

(a) Employment. No Participant shall have any right to receive payment of an Award under the Plan for a Performance Period unless the Participant remains in the employ of the Company through the last day of the Performance Period; provided, however, that the Committee may determine that if a Participant’s employment with the Company terminates prior to the end of the Performance Period, the Participant shall remain eligible to receive a pro-rated portion of any Award that would otherwise have been earned for the Performance Period, in such circumstances as the Committee deems appropriate. If payments are to be made under the Plan after a Participant’s death, such payments shall be made to the personal representative of the Participant’s estate.

(b) Leaves of Absence. If a Participant is on an authorized leave of absence during the Performance Period, the Participant may be eligible to receive a pro-rated portion of any Award that would otherwise have been earned, as determined by the Committee.

8.	Change of Control

Unless the Committee determines otherwise, if a Change of Control occurs prior to the end of a Performance Period, each Participant shall receive an Award for the Performance Period in which the Change of Control occurs, based on performance measured as of the date of the Change of Control, or as otherwise determined by the Committee. Payment shall be made within 60 days after the Change of Control (regardless of whether the Participant remains employed after the Change of Control).

9.	Deferrals

Notwithstanding the foregoing, the Committee may permit a Participant to defer receipt of an Award that would otherwise be payable to the Participant. The Committee shall establish rules and procedures for any such deferrals, consistent with the applicable requirements of Code section 409A.

10.	Amendments

The Committee may at any time amend this Plan; provided, however, that the Committee shall not amend the Plan without stockholder approval if such approval is required by Code section 162(m). The Plan must be reapproved by the Company’s shareholders no later than the first shareholders meeting that occurs in the fifth year following the year in which the shareholders previously approved the Plan, if additional Awards are to be paid under the Plan and if required by section 162(m) of the Code or the regulations thereunder. Except as provided in Subsection 12(g) below, no amendment that adversely affects any Participant’s rights to an Award that has been earned prior to the date of the amendment shall be effective unless the Participant consents to the amendment.

11.	Termination

The Committee may terminate this Plan at any time. In the case of termination of the Plan, each Participant may receive a pro-rated portion of the Award that would otherwise have been earned for the then current Performance Period had the Plan not been terminated, as determined by the Committee. Each Award shall be paid as soon as practicable, but in no event later than 2 1/2 months after the Performance Period in which the Plan terminates.

12.	Miscellaneous Provisions

(a) No Employment Right. This Plan is not a contract between the Company and any employee or Participant. Neither the establishment of this Plan, nor any action taken hereunder, shall be construed as giving any employee or any Participant any right to be retained in the employ of the Company. The Company is under no obligation to continue the Plan. Nothing contained in the Plan shall limit or affect in any manner or degree the normal and usual powers of management, exercised by the officers and the Board or committees thereof, to change the duties or the character of employment of any employee or to remove any individual from the employment of the Company at any time, all of which rights and powers are expressly reserved.

(b) No Assignment. A Participant’s right and interest under the Plan may not be assigned or transferred, except upon death as provided in Section 7 of the Plan, and any attempted assignment or transfer shall be null and void.

(c) Funding of the Plan; Limitation on Rights. This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Awards under this Plan. Nothing contained in the Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between the Company and any Participant or any other person. No Participant or any other person shall under any circumstances acquire any property interest in any specific assets of the Company. To the extent that any person acquires a right to receive payment from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

(d) Obligations to the Company. If a Participant becomes entitled to payment of an Award under the Plan, and if at such time the Participant has outstanding any debt, obligation or other liability representing an amount owing to the Company, then the Company may offset such amount owed to it against the Award otherwise distributable. Any determination under this Section 12(d) shall be made by the Committee in its sole discretion.

(e) Withholding Taxes. All Awards under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements. The Company may require that the Participant or his or her personal representative pay to the Company the amount of any federal, state or local taxes that the Company is required to withhold with respect to such Awards, or the Company may deduct from other wages paid by the Company the amount of any withholding taxes due with respect to such Awards.

(f) Stockholder Approval. Notwithstanding any provision of the Plan to the contrary, all Awards will be made contingent upon, and subject to, stockholder approval of the Plan at the 2009 annual stockholders’ meeting.

(g) Compliance with Law. It is the intent of the Company that the Plan and Awards under the Plan comply with the applicable provisions of Code section 162(m) and that Awards qualify for the “short-term deferral” exception to Code section 409A. To the extent that any legal requirement of Code section 162(m) or 409A as set forth in the Plan ceases to be required under Code section 162(m) or 409A, that Plan provision shall cease to apply. The Committee may revoke any Award if it is contrary to law or modify an Award to bring it into compliance with any valid and mandatory government regulation.

(h) Governing Law. The validity, construction, interpretation and effect of the Plan shall exclusively be governed by and determined in accordance with the law of the state if Delaware, without giving effect to the conflict of laws provisions thereof.

Exhibit B

CONTANGO OIL & GAS COMPANY

2009 EQUITY COMPENSATION PLAN

CONTANGO OIL & GAS COMPANY

2009 EQUITY COMPENSATION PLAN

1.	Purpose

The purpose of the Contango Oil & Gas Company 2009 Equity Compensation Plan (the “Plan”) is to provide (i) designated employees of Contango Oil & Gas Company (the “Company”) and its subsidiaries, (ii) non-employee members of the board of directors of the Company, and (iii) consultants who perform services for the Company and its subsidiaries with the opportunity to receive grants of stock options, stock units, stock awards, stock appreciation rights and other stock-based awards. The Company believes that the Plan will encourage the participants to contribute materially to the growth of the Company, thereby benefiting the Company’s stockholders, and will align the economic interests of the participants with those of the stockholders. The Plan shall be effective as of September 1, 2009, subject to approval by the stockholders of the Company.

2.	Definitions

Whenever used in this Plan, the following terms will have the respective meanings set forth below:

(a) “Board” means the Company’s Board of Directors.

(b) “Change of Control” shall be deemed to have occurred if:

(i) Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) other than Mr. Kenneth R. Peak becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 25% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors;

(ii) The consummation of (i) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors, (ii) a sale or other disposition of all or substantially all of the assets of the Company, or (iii) a liquidation or dissolution of the Company; or

(iii) After the date on which this Plan is approved by the stockholders of the Company, directors are elected such that a majority of the members of the Board shall have been members of the Board for less than two years, unless the election or nomination for election of each new director who was not a director at the beginning of such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Committee” means (i) with respect to Grants to Employees and Consultants, the Equity and CEO Compensation Committee of the Board or another committee appointed by the Board to administer the Plan, (ii) with respect to Grants made to Non-Employee Directors, the Board, and (iii) with respects to Grants that are intended to be “qualified performance-based compensation” under section 162(m) of the Code, a committee that consists of two or more persons appointed by the Board, all of whom shall be “outside directors” as defined under section 162(m) of the Code and related Treasury regulations.

(e) “Company” means Contango Oil & Gas Company and any successor corporation.

(f) “Company Stock” means the common stock of the Company.

(g) “Consultant” means an advisor or consultant who performs services for the Employer.

(h) “Dividend Equivalent” means an amount calculated with respect to a Stock Unit, which is determined by multiplying the number of shares of Company Stock subject to the Stock Unit by the per-share cash dividend, or the per-share fair market value (as determined by the Committee) of any dividend in consideration other than cash, paid by the Company on its Company Stock. If interest is credited on accumulated dividend equivalents, the term “Dividend Equivalent” shall include the accrued interest.

(i) “Effective Date” of the Plan means September 1, 2009, subject to approval of the Plan by the stockholders of the Company.

(j) “Employee” means an employee of the Employer (including an officer or director who is also an employee), but excluding any person who is classified by the Employer as a “contractor” or “consultant,” no matter how characterized by the Internal Revenue Service, other governmental agency or a court. Any change of characterization of an individual by the Internal Revenue Service or any court or government agency shall have no effect upon the classification of an individual as an Employee for purposes of this Plan, unless the Committee determines otherwise.

(k) “Employer” means the Company and its subsidiaries.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Exercise Price” means the per share price at which shares of Company Stock may be purchased under an Option, as designated by the Committee.

(n) “Fair Market Value” of Company Stock means, unless the Committee determines otherwise with respect to a particular Grant, (i) if the principal trading market for the Company Stock is a national securities exchange, the last reported sale price of Company Stock on the relevant date or (if there were no trades on that date) the latest preceding date upon which a sale was reported, (ii) if the Company Stock is not principally traded on such exchange, the mean between the last reported “bid” and “asked” prices of Company Stock on the relevant date, as reported on the OTC Bulletin Board, or (iii) if the Company Stock is not publicly traded or, if publicly traded, is not so reported, the Fair Market Value per share shall be as determined by the Committee.

(o) “Grant” means an Option, Stock Unit, Stock Award, SAR or Other Stock-Based Award granted under the Plan.

(p) “Grant Agreement” means the written instrument that sets forth the terms and conditions of a Grant, including all amendments thereto.

(q) “Incentive Stock Option” means an Option that is intended to meet the requirements of an incentive stock option under section 422 of the Code.

(r) “Non-Employee Director” means a member of the Board who is not an employee of the Employer.

(s) “Nonqualified Stock Option” means an Option that is not intended to be taxed as an incentive stock option under section 422 of the Code.

(t) “Option” means an option to purchase shares of Company Stock, as described in Section 7.

(u) “Other Stock-Based Award” means any Grant based on, measured by or payable in Company Stock (other than an Option, Stock Unit, Stock Award or SAR), as described in Section 10.

(v) “Participant” means an Employee, Consultant or Non-Employee Director designated by the Committee to participate in the Plan.

(w) “Plan” means this Contango Oil & Gas Company 2009 Equity Compensation Plan, as in effect from time to time.

(x) “SAR” means a stock appreciation right as described in Section 10.

(y) “Stock Award” means an award of Company Stock as described in Section 9.

(z) “Stock Unit” means an award of a phantom unit representing a share of Company Stock, as described in Section 8.

3.	Administration

(a) Committee. The Plan shall be administered and interpreted by the Committee. Ministerial functions may be performed by an administrative committee comprised of Company employees appointed by the Committee.

(b) Committee Authority. The Committee shall have the sole authority to (i) determine the Participants to whom Grants shall be made under the Plan, (ii) determine the type, size and terms and conditions of the Grants to be made to each such Participant, (iii) determine the time when the Grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms and conditions of any previously issued Grant, subject to the provisions of Section 18 below, and (v) deal with any other matters arising under the Plan.

(c) Committee Determinations. The Committee shall have full power and express discretionary authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated Participants.

4.	Grants

(a) Grants under the Plan may consist of Options as described in Section 7, Stock Units as described in Section 8, Stock Awards as described in Section 9, and SARs or Other Stock-Based Awards as described in Section 10. All Grants shall be subject to such terms and conditions as the Committee deems appropriate and as are specified in writing by the Committee to the Participant in the Grant Agreement.

(b) All Grants shall be made conditional upon the Participant’s acknowledgement, in writing or by acceptance of the Grant, that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under such Grant. Grants under a particular Section of the Plan need not be uniform as among the Participants.

5.	Shares Subject to the Plan

(a) Shares Authorized. The total aggregate number of shares of Company Stock that may be issued under the Plan is 1,500,000 shares, subject to adjustment as described in subsection (d) below.

(b) Source of Shares; Share Counting. Shares issued under the Plan may be authorized but unissued shares of Company Stock or reacquired shares of Company Stock,

including shares purchased by the Company on the open market for purposes of the Plan. If and to the extent Options or SARs granted under the Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised, and if and to the extent that any Stock Awards, Stock Units, or Other Stock-Based Awards are forfeited or terminated, or otherwise are not paid in full, the shares reserved for such Grants shall again be available for purposes of the Plan. Shares of Stock surrendered in payment of the Exercise Price of an Option, and shares withheld or surrendered for payment of taxes, shall not be available for re-issuance under the Plan. If SARs are granted, the full number of shares subject to the SARs shall be considered issued under the Plan, without regard to the number of shares issued upon exercise of the SARs and without regard to any cash settlement of the SARs. To the extent that a Grant of Stock Units or Other Stock-Based Awards is designated in the Grant Agreement to be paid in cash, and not in shares of Company Stock, such Grants shall not count against the share limits in subsection (a).

(c) Individual Limits. All Grants under the Plan shall be expressed in shares of Company Stock. The maximum aggregate number of shares of Company Stock with respect to which all Grants may be made under the Plan to any individual during any calendar year shall be 250,000 shares, subject to adjustment as described in subsection (d) below. The individual limits of this subsection (c) shall apply without regard to whether the Grants are to be paid in Company Stock or cash. All cash payments (other than with respect to Dividend Equivalents) shall equal the Fair Market Value of the shares of Company Stock to which the cash payments relate. A Participant may not accrue Dividend Equivalents during any calendar year in excess of $500,000.

(d) Adjustments. If there is any change in the number or kind of shares of Company Stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Company Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the maximum number of shares of Company Stock available for issuance under the Plan, the maximum number of shares of Company Stock for which any individual may receive Grants in any year, the kind and number of shares covered by outstanding Grants, the kind and number of shares issued and to be issued under the Plan, and the price per share or the applicable market value of such Grants shall be equitably adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of Company Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. In addition, in the event of a Change of Control of the Company, the provisions of Section 15 of the Plan shall apply. Any adjustments to outstanding Grants shall be consistent with section 409A or 424 of the Code, to the extent applicable. Any adjustments determined by the Committee shall be final, binding and conclusive.

6.	Eligibility for Participation

(a) Eligible Persons. All Employees, including Employees who are officers or members of the Board, Consultants, and all Non-Employee Directors shall be eligible to participate in the Plan.

(b) Selection of Participants. The Committee shall select the Employees, Consultants, and Non-Employee Directors to receive Grants and shall determine the number of shares of Company Stock subject to each Grant.

7.	Options

(a) General Requirements. The Committee may grant Options to an Employee, Consultant or Non-Employee Director upon such terms and conditions as the Committee deems appropriate under this Section 7. The Committee shall determine the number of shares of Company Stock that will be subject to each Grant of Options to Employees, Consultants and Non-Employee Directors.

(b) Type of Option, Price and Term.

(i) The Committee may grant Incentive Stock Options or Nonqualified Stock Options or any combination of the two, all in accordance with the terms and conditions set forth herein. Incentive Stock Options may be granted only to Employees of the Company or its parents or subsidiaries, as defined in section 424 of the Code. Nonqualified Stock Options may be granted to Employees, Consultants or Non-Employee Directors.

(ii) The Exercise Price of Company Stock subject to an Option shall be determined by the Committee and may be equal to or greater than the Fair Market Value of a share of Company Stock on the date the Option is granted. However, an Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary, as defined in section 424 of the Code, unless the Exercise Price per share is not less than 110% of the Fair Market Value of the Company Stock on the date of grant.

(iii) The Committee shall determine the term of each Option, which shall not exceed ten years from the date of grant. However, an Incentive Stock Option that is granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary, as defined in section 424 of the Code, may not have a term that exceeds five years from the date of grant.

(c) Exercisability of Options.

(i) Options shall become exercisable in accordance with such terms and conditions as may be determined by the Committee and specified in the Grant Agreement. The Committee may grant Options that are subject to achievement of performance goals or other conditions. The Committee may accelerate the exercisability of any or all outstanding Options at any time for any reason.

(ii) The Committee may provide in a Grant Agreement that the Participant may elect to exercise part or all of an Option before it otherwise has become exercisable. Any shares so purchased shall be restricted shares and shall be subject to a repurchase right in favor of the Company during a specified restriction period, with the repurchase price equal to the lesser of (A) the Exercise Price or (B) the Fair Market Value of such shares at the time of repurchase, or such other restrictions as the Committee deems appropriate.

(iii) Options granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such Options may become exercisable, as determined by the Committee, upon the Participant’s death, disability or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).

(d) Termination of Employment or Service. Except as provided in the Grant Agreement, an Option may only be exercised while the Participant is employed as an Employee or providing service as a Consultant or Non-Employee Director. The Committee shall determine in the Grant Agreement under what circumstances and during what time periods a Participant may exercise an Option after termination of employment or service.

(e) Exercise of Options. A Participant may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company. The Participant shall pay the Exercise Price for the Option (i) in cash, (ii) if permitted by the Committee, by delivering shares of Company Stock owned by the Participant and having a Fair Market Value on the date of exercise equal to the Exercise Price or by attestation to ownership of shares of Company Stock having an aggregate Fair Market Value on the date of exercise equal to the Exercise Price, (iii) if permitted by the Committee, by a net exercise of the Option, (iv) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or (v) by such other method as the Committee may approve. Shares of Company Stock used to exercise an Option shall have been held by the Participant for the requisite period of time to avoid adverse accounting consequences to the Company with respect to the Option. Payment for the shares pursuant to the Option, and any required withholding taxes, must be received by the time specified by the Committee depending on the type of payment being made, but in all cases prior to the issuance of the Company Stock.

(f) Limits on Incentive Stock Options. Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the stock on the date of the grant with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year, under the Plan or any other stock option plan of the Company or a parent or subsidiary, as defined in section 424 of the Code, exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Stock Option. An Incentive Stock Option shall not be granted to any person who is not an Employee of the Company or a parent or subsidiary, as defined in section 424 of the Code.

8.	Stock Units

(a) General Requirements. The Committee may grant Stock Units to an Employee, Consultant or Non-Employee Director, upon such terms and conditions as the Committee deems appropriate under this Section 8. Each Stock Unit shall represent the right of the Participant to receive a share of Company Stock or an amount based on the value of a share of Company Stock. All Stock Units shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan.

(b) Terms of Stock Units. The Committee may grant Stock Units that are payable on terms and conditions determined by the Committee, which may include payment based on achievement of performance goals. Stock Units may be paid at the end of a specified vesting or performance period, or payment may be deferred to a date authorized by the Committee. The Committee shall determine the number of Stock Units to be granted and the requirements applicable to such Stock Units.

(c) Payment With Respect to Stock Units. Payment with respect to Stock Units shall be made in cash, in Company Stock, or in a combination of the two, as determined by the Committee. The Grant Agreement shall specify the maximum number of shares that can be issued under the Stock Units.

(d) Requirement of Employment or Service. The Committee shall determine in the Grant Agreement under what circumstances a Participant may retain Stock Units after termination of the Participant’s employment or service, and the circumstances under which Stock Units may be forfeited.

(e) Dividend Equivalents. The Committee may grant Dividend Equivalents in connection with Stock Units, under such terms and conditions as the Committee deems appropriate. Dividend Equivalents may be paid to Participants currently or may be deferred. All Dividend Equivalents that are not paid currently shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan. Dividend Equivalents may be accrued as a cash obligation, or may be converted to additional Stock Units for the Participant, and deferred Dividend Equivalents may accrue interest, all as determined by the Committee. The Committee may provide that Dividend Equivalents shall be payable based on the achievement of specific performance goals. Dividend Equivalents may be payable in cash or shares of Company Stock or in a combination of the two, as determined by the Committee.

9.	Stock Awards

(a) General Requirements. The Committee may issue shares of Company Stock to an Employee, Consultant or Non-Employee Director under a Stock Award, upon such terms and conditions as the Committee deems appropriate under this Section 9. Shares of Company Stock issued pursuant to Stock Awards may be issued for cash consideration or for no cash consideration, and subject to restrictions or no restrictions, as determined by the Committee. The Committee may establish conditions under which restrictions on Stock Awards shall lapse over a period of time or according to such other criteria as the Committee deems appropriate, including restrictions based upon the achievement of specific performance goals. The Committee shall determine the number of shares of Company Stock to be issued pursuant to a Stock Award.

(b) Requirement of Employment or Service. The Committee shall determine in the Grant Agreement under what circumstances a Participant may retain Stock Awards after termination of the Participant’s employment or service, and the circumstances under which Stock Awards may be forfeited.

(c) Restrictions on Transfer. While Stock Awards are subject to restrictions, a Participant may not sell, assign, transfer, pledge or otherwise dispose of the shares of a Stock Award except upon death as described in Section 14(a). If certificates are issued, each certificate for a share of a Stock Award shall contain a legend giving appropriate notice of the restrictions in the Grant. The Participant shall be entitled to have the legend removed when all restrictions on such shares have lapsed. The Company may retain possession of any certificates for Stock Awards until all restrictions on such shares have lapsed.

(d) Right to Vote and to Receive Dividends. The Committee shall determine to what extent, and under what conditions, the Participant shall have the right to vote shares of Stock Awards and to receive any dividends or other distributions paid on such shares during the restriction period. The Committee may determine that Dividends on Stock Awards shall be withheld while the Stock Awards are subject to restrictions and that the Dividends shall be payable only upon the lapse of the restrictions on the Stock Awards, or on such other terms as the Committee determines. Dividends that are not paid currently shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan. Accumulated Dividends may accrue interest, as determined by the Committee, and shall be paid in cash, shares of Company Stock, or in such other form as Dividends are paid on Company Stock, as determined by the Committee.

10.	Stock Appreciation Rights and Other Stock-Based Awards

(a) SARs. The Committee may grant SARs to an Employee, Consultant or Non-Employee Director separately or in tandem with an Option. The following provisions are applicable to SARs:

(i) General Requirements. The Committee shall establish the number of shares, the terms and the base amount of the SAR at the time the SAR is granted. The base amount of each SAR shall be not less than the Fair Market Value of a share of Company Stock as of the date of Grant of the SAR.

(ii) Tandem SARs. The Committee may grant tandem SARs either at the time the Option is granted or at any time thereafter while the Option remains outstanding; provided, however, that, in the case of an Incentive Stock Option, SARs may be granted only at the date of the grant of the Incentive Stock Option. In the case of tandem SARs, the number of SARs granted to a Participant that shall be exercisable during a specified period shall not exceed the number of shares of Company Stock that the Participant may purchase upon the exercise of the related Option during such period. Upon the exercise of an Option, the SARs relating to the

Company Stock covered by such Option shall terminate. Upon the exercise of SARs, the related Option shall terminate to the extent of an equal number of shares of Company Stock.

(iii) Exercisability. An SAR shall become exercisable in accordance with such terms and conditions as may be specified. The Committee may grant SARs that are subject to achievement of performance goals or other conditions. The Committee may accelerate the exercisability of any or all outstanding SARs at any time for any reason. The Committee shall determine in the Grant Agreement under what circumstances and during what periods a Participant may exercise an SAR after termination of employment or service. A tandem SAR shall be exercisable only while the Option to which it is related is exercisable.

(iv) Grants to Non-Exempt Employees. SARs granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such SARs may become exercisable, as determined by the Committee, upon the Participant’s death, Disability or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).

(v) Exercise of SARs. When a Participant exercises SARs, the Participant shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised. The stock appreciation for an SAR is the amount by which the Fair Market Value of the underlying Company Stock on the date of exercise of the SAR exceeds the base amount of the SAR as specified in the Grant Agreement.

(vi) Form of Payment. The Committee shall determine whether the stock appreciation for an SAR shall be paid in the form of shares of Company Stock, cash or a combination of the two. For purposes of calculating the number of shares of Company Stock to be received, shares of Company Stock shall be valued at their Fair Market Value on the date of exercise of the SAR. If shares of Company Stock are to be received upon exercise of an SAR, cash shall be delivered in lieu of any fractional share.

(b) Other Stock-Based Awards. The Committee may grant other awards not specified in Sections 7, 8 or 9 above that are based on or measured by Company Stock to Employees, Consultants and Non-Employee Directors, on such terms and conditions as the Committee deems appropriate. Other Stock-Based Awards may be granted subject to achievement of performance goals or other conditions and may be payable in Company Stock or cash, or in a combination of the two, as determined by the Committee in the Grant Agreement.

11.	Qualified Performance-Based Compensation

(a) Designation as Qualified Performance-Based Compensation. The Committee may determine that Stock Units, Stock Awards, Dividend Equivalents or Other Stock-Based Awards granted to an Employee shall be considered “qualified performance-based compensation” under section 162(m) of the Code, in which case the provisions of this Section 11 shall apply.

(b) Performance Goals. When Grants are made under this Section 11, the Committee shall establish in writing (i) the objective performance goals that must be met, (ii) the period during which performance will be measured, (iii) the maximum amounts that may be paid if the performance goals are met, and (iv) any other conditions that the Committee deems appropriate and consistent with the requirements of section 162(m) of the Code for “qualified performance-based compensation.” The performance goals shall satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the performance goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The Committee shall not have discretion to increase the amount of compensation that is payable, but may reduce the amount of compensation that is payable, pursuant to Grants identified by the Committee as “qualified performance-based compensation.”

(c) Criteria Used for Objective Performance Goals. The Committee shall use objectively determinable performance goals based on one or more of the following criteria either in absolute terms or in comparison to publicly available industry standards or indices: stock price, earnings per share, price-earnings multiples, net earnings, operating earnings, revenue, increase in gas, oil or mineral reserves, finding and development costs, tax-effected finding and development costs, EBITDAX (earnings before interest, taxes, depreciation, amortization, geological and geophysical expenses, impairments, dry hole expenses, and lease expiration and relinquishment expenses), return on assets, stockholder return, return on equity, return on capital employed, relative performance to a comparison group designated by the Committee and increase in gas, oil or mineral reserves per share. The performance goals may relate to one or more business units or the performance of the Company and its subsidiaries as a whole, or any combination of the foregoing. Performance goals need not be uniform as among Participants.

(d) Timing of Establishment of Goals. The Committee shall establish the performance goals in writing either before the beginning of the performance period or during a period ending no later than the earlier of (i) 90 days after the beginning of the performance period or (ii) the date on which 25% of the performance period has been completed, or such other date as may be required or permitted under applicable regulations under section 162(m) of the Code.

(e) Certification of Results. The Committee shall certify the performance results for the performance period specified in the Grant Agreement after the performance period ends. The Committee shall determine the amount, if any, to be paid pursuant to each Grant based on the achievement of the performance goals and the satisfaction of all other terms of the Grant Agreement.

(f) Death, Disability or Other Circumstances. The Committee may provide in the Grant Agreement that Grants under this Section 11 shall be payable, in whole or in part, in the event of the Participant’s death or disability, a Change of Control or under other circumstances consistent with the Treasury regulations and rulings under section 162(m) of the Code.

12.	Deferrals

The Committee may permit or require a Participant to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to the Participant in connection with any Grant. The Committee shall establish rules and procedures for any such deferrals, consistent with applicable requirements of section 409A of the Code.

13.	Withholding of Taxes

(a) Required Withholding. All Grants under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements. The Company may require that the Participant or other person receiving or exercising Grants pay to the Company the amount of any federal, state or local taxes that the Company is required to withhold with respect to such Grants, or the Company may deduct from other wages paid by the Company the amount of any withholding taxes due with respect to such Grants.

(b) Election to Withhold Shares. If the Committee so permits, shares of Company Stock may be withheld to satisfy the Company’s tax withholding obligation with respect to Grants paid in Company Stock, at the time such Grants become taxable, up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities.

14.	Transferability of Grants

(a) Restrictions on Transfer. Except as described in subsection (b) below, only the Participant may exercise rights under a Grant during the Participant’s lifetime, and a Participant may not transfer those rights except by will or by the laws of descent and distribution. When a Participant dies, the personal representative or other person entitled to succeed to the rights of the Participant may exercise such rights. Any such successor must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Participant’s will or under the applicable laws of descent and distribution.

(b) Transfer of Nonqualified Stock Options to or for Family Members. Notwithstanding the foregoing, the Committee may provide, in a Grant Agreement, that a Participant may transfer Nonqualified Stock Options to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with the applicable securities laws, according to such terms as the Committee may determine; provided that the Participant receives no consideration for the transfer of an Option and the transferred Option shall continue to be subject to the same terms and conditions as were applicable to the Option immediately before the transfer.

15.	Consequences of a Change of Control

In the event of a Change of Control, the Committee may take any one or more of the following actions with respect to all outstanding Grants, without the consent of any Participant: (i) the Committee may determine that outstanding Options and SARs shall be fully exercisable, and restrictions on outstanding Stock Awards, Stock Units and Other Stock-Based Awards shall lapse, as of the date of the Change of Control or at such other time as the Committee determines, (ii) the Committee may require that Participants surrender their outstanding Options and SARs in exchange for one or more payments by the Company, in cash or Company Stock as determined by the Committee, in an amount equal to the amount, if any, by which the then Fair Market Value of the shares of Company Stock subject to the Participant’s unexercised Options and SARs exceeds the Exercise Price or base amount, as applicable, and on such terms as the Committee determines, (iii) after giving Participants an opportunity to exercise their outstanding Options and SARs, the Committee may terminate any or all unexercised Options and SARs at such time as the Committee deems appropriate, (iv) with respect to Participants holding Stock Units, Other Stock-Based Awards or Dividend Equivalents, the Committee may determine that such Participants shall receive one or more payments in settlement of such Stock Units, Other Stock-Based Awards or Dividend Equivalents, in such amount and form and on such terms as may be determined by the Committee, or (v) the Committee may determine that Grants that remain outstanding after the Change of Control shall be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation). Such acceleration, surrender, termination, settlement or conversion shall take place as of the date of the Change of Control or such other date as the Committee may specify.

(a) Other Transactions. The Committee may provide in a Grant Agreement that a sale or other transaction involving a subsidiary or other business unit of the Company shall be considered a Change of Control for purposes of a Grant, or the Committee may establish other provisions that shall be applicable in the event of a specified transaction.

16.	Requirements for Issuance of Shares

No Company Stock shall be issued in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance of such Company Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant made to any Participant hereunder on such Participant’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Company Stock as the Committee shall deem necessary or advisable, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Company Stock issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon. No Participant shall have any right as a stockholder with respect to Company Stock covered by a Grant until shares have been issued to the Participant.

17.	Amendment and Termination of the Plan

(a) Amendment. The Board may amend or terminate the Plan at any time; provided, however, that the Board shall not amend the Plan without approval of the stockholders of the Company if such approval is required in order to comply with the Code or applicable laws, or to comply with applicable stock exchange requirements. No amendment or termination of this Plan shall, without the consent of the Participant, materially impair any rights or obligations under any Grant previously made to the Participant under the Plan, unless such right has been reserved in the Plan or the Grant Agreement, or except as provided in Section 18(b) below. Notwithstanding anything in the Plan to the contrary, the Board may amend the Plan in such manner as it deems appropriate in the event of a change in applicable law or regulations.

(b) No Repricing Without Stockholder Approval. Except in connection with a corporate transaction involving the Company or a change in capitalization (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the terms of outstanding Grants may not be amended without shareholder approval to reduce the Exercise Price of outstanding Options or the base amount of outstanding SARs or cancel outstanding Options or SARs in exchange for cash, other Grants or Options or SARs with an Exercise Price or base amount that is less than the Exercise Price or base amount of the original Options or SARs.

(c) Stockholder Approval for “Qualified Performance-Based Compensation.” If Grants are made under Section 11 above, the Plan must be reapproved by the Company’s stockholders no later than the first stockholders meeting that occurs in the fifth year following the year in which the stockholders previously approved the provisions of Section 11, if additional Grants are to be made under Section 11 and if required by section 162(m) of the Code or the regulations thereunder.

(d) Termination of Plan. The Plan shall terminate on the day immediately preceding the tenth anniversary of its Effective Date, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the stockholders. The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant.

18.	Miscellaneous

(a) Grants in Connection with Corporate Transactions and Otherwise. Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to make Grants under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become Employees, or for other proper corporate purposes, or (ii) limit the right of the Company to grant stock options or make other stock-based awards outside of this Plan. Without limiting the foregoing, the Committee may make a Grant to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company in substitution for a grant made by such corporation. The terms and conditions of the Grants may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives, as determined by the Committee.

(b) Compliance with Law. The Plan, the exercise of Options or SARs and the obligations of the Company to issue or transfer shares of Company Stock under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of the Company that Incentive Stock Options comply with the applicable provisions of section 422 of the Code, that Grants of “qualified performance-based compensation” comply with the applicable provisions of section 162(m) of the Code and that, to the extent applicable, Grants comply with the requirements of section 409A of the Code or an exception from such requirements. To the extent that any legal requirement of section 16 of the Exchange Act or section 422, 162(m) or 409A of the Code as set forth in the Plan ceases to be required under section 16 of the Exchange Act or section 422, 162(m) or 409A of the Code, that Plan provision shall cease to apply. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Participants. The Committee may, in its sole discretion, agree to limit its authority under this Section.

(c) Enforceability. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

(d) Funding of the Plan; Limitation on Rights. This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under this Plan. Nothing contained in the Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between the Company and any Participant or any other person. No Participant or any other person shall under any circumstances acquire any property interest in any specific assets of the Company. To the extent that any person acquires a right to receive payment from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

(e) Rights of Participants. Nothing in this Plan shall entitle any Employee, Consultant, Non-Employee Director or other person to any claim or right to receive a Grant under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employment or service of the Employer.

(f) No Fractional Shares. No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan or any Grant. The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(g) Employees Subject to Taxation Outside the United States. With respect to Participants who are subject to taxation in countries other than the United States, the Committee may make Grants on such terms and conditions as the Committee deems appropriate to comply with the laws of the applicable countries, and the Committee may create such procedures, addenda and subplans and make such modifications as may be necessary or advisable to comply with such laws.

(h) Governing Law. The validity, construction, interpretation and effect of the Plan and Grant Agreements issued under the Plan shall be governed and construed by and determined in accordance with the laws of the state of Delaware, without giving effect to the conflict of laws provisions thereof.

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M17609-P85840 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

CONTANGO OIL & GAS COMPANY

The Board of Directors recommends you vote

FOR the following proposal(s):

Vote on Directors

1. Election of Directors

For Against Abstain For Against Abstain

Nominees: Vote on Proposals

1a. Kenneth R. Peak 0 0 0 2. Ratification of the selection of Grant Thornton 0 0 0

LLP as independent public accountants for the

1b. B.A. Berilgen 0 0 0 fiscal year ended June 30, 2010.

3. Approval of the Contango Oil & Gas Company

1c. Jay D. Brehmer 0 0 0 Annual Incentive Plan. 0 0 0

1d. Charles M. Reimer 0 0 0 4. Approval of the Contango Oil & Gas Company 0 0 0

2009 Equity Compensation Plan.

1e. Steven L. Schoonover 0 0 0

5. IN HIS DISCRETION, THE PROXY IS AUTHORIZED

TO VOTE UPON SUCH OTHER BUSINESS AS MAY

PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ACCOMPANYING PREPAID ENVELOPE.

For address changes and/or comments, please check this box and 0 write them on the back where indicated.

Please indicate if you plan to attend this meeting. 0 0

Yes No

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator,

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Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

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M17610-P85840

CONTANGO OIL & GAS COMPANY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS CALLED FOR NOVEMBER 19, 2009

The undersigned stockholder(s) of CONTANGO OIL & GAS COMPANY, a Delaware corporation, having received the Notice of Annual Meeting of Stockholders and Proxy Statement dated October 9, 2009, hereby appoint(s) Kenneth R. Peak as Proxy, with the power to appoint a substitute and hereby authorize(s) him to represent the undersigned at the Annual Meeting of Stockholders of CONTANGO OIL & GAS COMPANY to be held on Thursday, November 19, 2009, at 9:00 a.m., Central Time, at 3700 Buffalo Speedway, Second Floor, Houston, Texas 77098, and at any adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote thereat on all matters set forth on the reverse side, as described in the accompanying Proxy Statement.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE DIRECTORS NOMINATED BY THE BOARD; FOR RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT PUBLIC ACCOUNTANTS; FOR APPROVAL OF THE CONTANGO OIL & GAS COMPANY ANNUAL INCENTIVE PLAN AND FOR APPROVAL OF THE CONTANGO OIL & GAS COMPANY 2009 EQUITY COMPENSATION PLAN . THE PERSON NAMED AS PROXY WILL USE HIS DISCRETION WITH RESPECT TO ANY MATTER REFERRED TO IN PROPOSAL 5. THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.

Address Changes/Comments:

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